Exhibit 6.1(b)(1)

Confidential

Investment AGREEMENT

This investment Agreement (the “Agreement”) is made and entered into as of March 28th , 2016 (the “Effective Date”), by and between medivie uk limited, a private company incorporated and operating under the laws of the United Kingdom with registered offices at The Willows 1, Mark Road Hemel Hempstead, Herts, United Kingdom, Hp2 7bn (“MDVI UK”) and Medivie USA Inc., a company incorporated under the laws of the State of Nevada, with the principal offices at 11319 Maple Street, Los Alamitos, California 90720 (“MDVI USA). Each of MDVI UK and MDVI USA are also referred to herein individually as a "Party", and together as the “Parties”. It is understood as follows:

Whereas,	MDVI UK invested in MDVI USA and in exchange MDVI USA is interested in issuing MDVI USA’s securities to MDVI UK pursuant to the terms and conditions more fully set forth in this Agreement.

Now, Therefore, the parties hereto hereby agree as follows:

1.	The investment

1.1	MDVI UK paid MDVI USA the amount of US $219,000, and has committed to pay an additional $11,000, for an aggregate payment in the amount of $230,000 (the "Investment ").

1.2	In exchange for the Investment, MDVI USA shall issue to MDVI UK 16,200,000 shares of its common stock, par value $0.00001 per share, representing 90% of the common stock ownership of MDVI USA on a fully diluted basis.

2.	Representations and Warranties of mDVI UK

MDVI UK represents, warrants, covenants and agrees that (a) it has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and that this Agreement is valid and binding upon MDVI UK; and (b) the consummation of the transactions contemplated hereunder and the performance by of this Agreement MDVI UK do not violate the provisions of any applicable law, and will not result in any breach of, or constitute a default under, any agreement or instrument to which MDVI UK is a party or under which it's bound; and (c) MDVI UK acknowledges that it had the opportunity to ask questions of, and receive information from, management of MDVI USA concerning the terms and conditions of this transaction and the activity of MDVI USA and its obligations and liabilities.

3.	Representations and Warranties of MDVI USA

3.1	The consummation of the transactions contemplated hereunder and the performance of this Agreement by MDVI USA do not violate the provisions of any applicable law, and will not result in any breach of, or constitute a default under, any agreement or instrument to which MDVI USA is a party or under which it's bound.

Medivie Investment Agreement	Page 1 of 3

Confidential

3.2	MDVI USA represents that all corporate actions on the part of MDVI USA necessary for the approval of this Agreement were taken prior to the execution of this Agreement.

4.	Miscellaneous

(A) This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersedes and cancels any prior or contemporaneous agreements, understandings or discussions.

(B) Any term of this Agreement may be amended or waived only with the prior written consent of MDVI USA and MDVI UK.

(C) This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflict of law thereof. Exclusive jurisdiction is hereby granted to the courts of New York, New York.

(D) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and are binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

(E) Unless otherwise provided in this Agreement, neither Party shall assign or transfer this Agreement or its respective rights, duties and obligations hereunder to any third party or parties without having obtained the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(F) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

(G) All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be delivered by email, fax or hand delivery or by guaranteed courier, addressed to such party’s address as set forth below or at such other address as such party shall have furnished to each other party in writing in accordance with this provision:

If to MDVI UK:	The Willows 1Mark
Herts Road Hemel Hempstead
United Kingdom, Hp2 7bn

If to MDVI USA:	11319 Maple Street
Los Alamitos, CA 90720

[Signature page follows]

Medivie Investment Agreement	Page 2 of 3

Confidential

[Signature page to investment aGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Investment Agreement as of the date first hereinabove set forth.

MEDIVIE UK LIMITED		MEDIVIE USA INC.

By:		By:

	Name: Joshua Rurka		Name: Benjamin Rael-Brook

	Title: Sole Director		Title: CEO

Medivie Investment Agreement	Page 3 of 3

MASTER LICENSING AGREEMENT

This MASTER Licensing Agreement (this “Agreement”) is entered into on this 28 day of March, 2016 (“Effective Date”), by and between Medivie U.K., a company incorporated under the laws of England and Wales, bearing company registration number 8189870, with registered offices at The Willows 1, Mark Road Hemel Hempstead, Herts, United Kingdom, Hp2 7bn, its affiliates and subsidiaries (collectively, “MDVI UK”) and Medivie USA Inc., a company incorporated under the laws of the State of Nevada, with the principal offices at 11319 Maple Street, Los Alamitos, California 90720 (“Medivie USA”).

Each of MDVI UK and Medivie USA are also referred to herein individually as a "Party", and together as the “Parties”. It is understood as follows:

MDVI UK owns or otherwise Controls the Licensed Intellectual Property to the Licensed Product; and

Medivie USA is interested to acquire from MDVI UK an exclusive license to use the Licensed Intellectual Property for the Commercialization of the License Product in Canada, and the United States (the “Territory”); and

MDVI UK desires to grant such an exclusive license and exclusive sublicense as described in section 2 of this Agreement in the Territory to Medivie USA for the consideration described in Section 3; and

MDVI UK intends to invest in MDVI USA and in exchange Medivie USA shall issue Medivie USA’s securities to MDVI UK pursuant to an investment agreement to be entered between the Parties upon mutually agreeable terms.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and in consideration of the mutual obligations undertaken herein, the Parties hereby agree as follows:

1.	Defintions

1.1	“Commercialize” means to manufacture, develop, improve, market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a product or device. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.2	“Confidential Information” shall mean each Party's information of a confidential and/or proprietary nature, including without limitation any of MDVI UK’s non-public information related to the Licensed Intellectual Property, or the Licensed Product, as well as, business plans and methods, intellectual property rights, technical information, know-how, customers, projections, sales, profit and margin information and any other non-public data related to the business or affairs of each Party. Confidential Information will include written information or oral information in tangible or intangible form.

1.3	“Control” means the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to, without violating the terms of any agreement with a Third Party, grant a license or sublicense.

1.4	“Field” shall mean all fields except where related directly or indirectly to sporting activities.

1.5	“Affiliate License Agreements” shall mean the agreements listed in Exhibit B-1.

1.6	“Licensed Product” shall mean the labour- and pain-reducing dental support device Laboraide, any supplemental products relating to Laboraide, and any other present products and future products developed, manufactured or supplied by or for MDVI UK, such as products for migraines, chronic pains, Alzheimer, Fibromyalgia and ADHD.

1.7	“Licensed Intellectual Property” means any and all right, title and interest, in and to: (i) the Patents, (ii) the Trademarks; (iii) any materials, methods, processes, techniques, know-how, data, information relating to the Licensed Product, now existing or which may be developed, discovered or otherwise obtained in the future; and (iii) any drawings, plans, diagrams, specifications and other documents in any way embodying now or in the future the Licensed Product, or the aforesaid products, materials, methods, processes, techniques, know-how, data, information or other results.

1.8	Master Purchase Order Agreement” shall mean the agreement listed in Exhibit B-2.

1.9	“Net Revenues” shall mean all revenue less: (a) discounts, charge backs, VAT, withholding taxes, other taxes; (b) amounts repaid or credited by reason of rejection, return or retroactive price reduction; (c) customary trade commissions, quantity commissions, wholesaler commissions, and distributor commissions actually allowed and taken; (d) reasonable charges for delivery, transportation, storage, and packing provided by third parties, if separately stated; and (e) uncollected debt.

1.10	“Patents” shall mean (i) the patent application Controlled by MDVI UK and described in Exhibit A-1, attached hereto, (ii) all divisional, continuations, continuations in part of the foregoing application, (ii) all patents issued from any of the foregoing application; and (iv) all reissues, reexaminations, extensions, supplementary protection certificates and similar rights that are based or driving priority from the foregoing application.

1.11	Regulation A+ Offering shall mean offering under Regulation A+ of the Securities Act of 1933, as amended, to be conducted by Medivie USA.

1.12	“Third Party” shall mean any person other than MDVI UK or Medivie USA.

1.13	“Trademarks” shall mean any and all trademarks registrations or applications for registration owned by MDVI UK and listed in Exhibit A-2, and any and all trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with the foregoing.

1.14	“Valid Claim” shall mean a claim of a patent or patent application that has not expired or has not been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.

2.	license

2.1	Exclusive sublicense. Subject to the terms and conditions of this Agreement and to the rights granted under the Master Purchase Order Agreement, as of the Effective Date, MDVI UK hereby grants to Medivie USA an exclusive, perpetual, sublicense to use the Patents to Commercialize the Licensed Product in the Field in the Territory, which sublicense shall automatically expire and terminate in the event that MDVI UK losses Control of the Patents.

2.2	Exclusive License. Subject to the terms and conditions of this Agreement and to the non-exclusive license granted under the Master Purchase Order Agreement as of the Effective Date, MDVI UK hereby grants to Medivie USA an exclusive, perpetual, license to use, copy or display the Trademarks to Commercialize the Licensed Product in the Field in the Territory.

2.3	Sublicenses. Medivie USA shall not have the right to sublicense the rights granted to it pursuant to section 2.1 and 2.2 without the prior written consent of MDVI UK, which shall not be unreasonably withheld.

3.	CONSIDERATION

3.1	In consideration for the license and sublicense described in section 2 above, Medivie USA shall pay MDVI UK royalties equal to two percent (2%) of the Net Revenue from the sale by Medivie USA of the Licensed Product in the Territory

3.2	The royalties shall be paid on a quarterly basis, within thirty (30) days from the end of the relevant quarter by a wire transfer to MDVI UK’s bank account or as otherwise instructed by MDVI UK.

3.3	For each calendar quarter, Medivie USA shall provide MDVI UK a financial report setting forth in reasonable details the basis for the calculation of the royalties. In the event of a dispute regarding the amount of royalties owed to MDVI UK, a mutually agreed upon independent auditor shall make the final determination as to such amount of royalties.

3.4	All taxes on any royalty paid hereunder shall be the responsibility of MDVI UK, provided that Medivie USA may make such withholdings as may be required by law.

4.	INTELLECTUAL PROPERTY and Regulatory

4.1	Ownership. As between the Parties, MDVI UK is and shall remain the sole and exclusive owner of the Licensed Intellectual Property. Nothing in this Agreement shall be construed as transferring to Medivie USA title, proprietary or intellectual property rights in or to the Licensed Intellectual Property, except for the rights expressly granted herein.

4.2	Prosecution of the Licensed Intellectual Property. MDVI UK shall at its expenses handle the maintenance and management of the Licensed Intellectual Property, including registration and prosecution of the Patents and the Trademarks.

4.3	Protection and Enforcement of Rights. Each of the Parties shall promptly notify the other Party if it becomes aware of infringement, misappropriation or unauthorized use of the Licensed Intellectual Property or any part thereof. MDVI UK has the duty to protect and keep the ownership of the Licensed Intellectual Property by taking all the necessary actions. The Parties shall assist each other, to the extent reasonably possible, in investigating or prosecuting any action against the parties violating such rights. MDVI UK shall have the exclusive right to reach a settlement in any such suit without casting any liability on Medivie USA or their employees.

If MDVI UK fails to take actions to prosecute an infringement of the Licensed Intellectual Property pursuant to this Agreement within ninety (90) days from the date the Parties are aware of such infringement, then Medivie USA shall be entitled, but not be obligated, to take necessary actions and MDVI UK shall reimburse all Medivie USA for all the expenses related to such actions, and the remaining recovery amount from such proceedings shall vest with MDVI UK.

4.4	Regulatory. Commencing with the Effective Date, Medivie USA shall be responsible to maintain all regulatory permits required for the distribution of the Licensed Product in the Territory at its sole expenses.

5.	Confidential Information.

5.1	Each Party shall maintain the other Party's Confidential Information in the strictest confidence, and, without prior written consent, will not disclose, transfer, or divulge such Confidential Information to any Third Party or use such Confidential Information for any purpose other than in accordance with the license granted herein, and only to the extent required. Without limiting the foregoing, each Party may disclose Confidential Information to its directors, officers, partners, employees and/or independent contractors (collectively referred to as “Affiliates”) who have a “need to know” such information, provided that such Affiliates have first been advised of its confidential status and are under express written obligations of confidentiality not less severe than the provisions of this Agreement.

5.2	Notwithstanding the above, Confidential Information relating to the Licensed Product shall be considered MDVI UK’s Confidential Information and shall remain the property of the MDVI UK and shall be used strictly in accordance with the license granted herein.

5.3	This Agreement imposes no obligation upon either Party with respect to any Confidential Information (a) that is or becomes a matter of public knowledge through no fault of the other Party; or (b) the disclosure of which is required by law.

6.	CommercialiZation

6.1	Medivie USA shall exercise commercially reasonable efforts and diligence in Commercializing the Licensed Product.

6.2	Medivie USA shall from time to time report to MDVI UK on the status and progress of Medivie USA’s efforts in Commercializing the Licensed Product.

6.3	MDVI UK shall provide to Medivie USA, at Medivie USA’s request, technical assistance concerning the Commercialization of the Licensed Product, as may be required.

6.4	Medivie USA shall purchase the Licensed Product directly from the manufacturer of the Licensed Product, and if there is more than one manufacturing location, Medivie USA reserves the right, in its sole discretion, to select the manufacturing location from which to purchase the Licensed Product. Notwithstanding anything to the contrary contained herein, Medivie USA also retains the right to manufacture the Licensed Product, should it so choose in its sole discretion, provided that (i) such Licensed Product manufactured by Medivie USA is similar or better in quality than the Licensed Product produced by the current manufacturer; and (ii) the Licensed Product manufactured by Medivie USA complies with all rules, regulations and manufacturing standards applicable the Licensed Product in the Territory.

6.5	MDVI UK may provide to Medivie USA, from time to time, administrative services for the Commercialization of the Licensed Product in the Territory (the “Services”), and such Services shall be provided with the consent of both Parties.

7.	REPRESENTATIONS AND WARRANTIES

7.1	The Parties hereby represent and warrant that by entering into this Agreement, the Parties do not violate any law and do not infringe upon the rights of any Third Party and does not violate any provision of their respective articles of incorporation, bylaws or similar corporate formation documents.

7.2	MDVI UK hereby represents and warrants that by entering into this Agreement, it does not violate the Affiliate License Agreements or the Master Purchase Order Agreement.

7.3	MDVI UK represents and warrants that the Licensed Product will be manufactured in compliance with current, good manufacturing practices promulgated by U.S. Food and Drug Administration and in accordance with all reasonable, appropriate and applicable specifications. MDVI UK’s liability and Medivie USA’s remedy for failure of the Licensed Product to conform to such specifications shall be the replacement of the nonconforming Licensed Products or a refund of the purchase price paid by Medivie USA for the nonconforming Licensed Products (including duty, freight, insurance charges, and other similar expenses) at Medivie USA’s sole option.

7.4	MDVI UK represents and warrants that it has all the necessary right, title and interest in and to the Licensed Product to enter into this Agreement, including but not limited to the required regulatory permits for the distribution of the Licensed Product in the Territory, and, to the best of MDVI UK’s knowledge, the Licensed Product and the use and/or exploitation thereof has not infringed and does not infringe the patents or other proprietary rights of any Third Party or constitute an unlawful use of proprietary information of any Third Party. MDVI UK shall promptly notify Medivie USA of the receipt of any notice alleging infringement and/or unlawful use, during the term of this Agreement.

7.5	MDVI UK represents and warrants that except as explicitly disclosed herein with respect to the Master Purchase Order Agreement, nothing in the Master Purchase Order Agreement or the Affiliate License Agreements conflict with or preclude performance under this Agreement, and further represents and warrants that if such Master Purchase Order Agreement or the Affiliate License Agreements do so conflict with or preclude performance under this Agreement, then MDVI UK will use its best efforts to take reasonable and necessary steps to amend the Master Purchase Order Agreement and the Affiliate License Agreements accordingly.

7.6	MDVI UK hereby represents and warrants that Medivie USA shall have all the rights and privileges necessary for Commercialization of the Licensed Product in the Territory, subject to the non-exclusive rights granted under the Master Purchase Order Agreement.

MDVI UK MAKES NO OTHER WARRANTIES, AND EXCEPT AS EXPRESSLY SET FORTH HEREIN, EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE LICENSED PRODUCT, ITS MERCHANTABILITY, OR ITS FITNESS FOR ANY PARTICULAR PURPOSE OR TO THE VALIDTY OR ENFORCEABILITY OF THE LICENSED INTELLECTUAL PROPERTY. Any breach of the representations and warranties as set forth herein constitutes a material breach of this Agreement.

8.	LIMITATION OF LIABILITY

Neither Party shall be liable to the other Party (whether under contract, tort (including negligence) or otherwise), for any indirect, special, punitive, incidental, consequential or exemplary damages, whether foreseeable or not, even if such Party is advised or should have known of the possibility thereof. The provisions of this Section 8 shall survive the termination of this Agreement for any reason whatsoever.

9.	Perpetuity

9.1	The term of this Agreement and the license granted hereunder shall commence on the Effective Date and shall continue in force in perpetuity.

9.2	The following sections shall survive termination of this Agreement and shall remain in full force and effect thereafter: 4, 5, 7, 8, 9, 10, 11.

9.3	Notwithstanding any other provision of this Agreement, either Party may terminate this Agreement upon giving notice to the other, should the other commit an act of bankruptcy, declare bankruptcy, be declared bankrupt, enter into an arrangement for the benefit of creditors, or enter into a procedure of winding up or dissolution.

10.	INDEMNIFICATION

10.1	Indemnity by Medivie USA. Medivie USA shall indemnify, defend and hold harmless MDVI UK, and its directors, officers, employees and agents from and against all costs, expenses, damages, losses and liabilities (“Losses”) asserted against them for which MDVI UK or its directors, officers, employees or agents may become liable or incur or be compelled to pay and resulting from (i) a breach by Medivie USA of a material terms and conditions contained herein or (ii) Commercialization by Medivie USA of the Licensed Product in the Territory, except to the extent that any such Losses result from: (i) a defect in the Licensed Product; (ii) a failure of the Licensed Product to be manufactured and delivered to Medivie USA; (iii) any negligence or wrongdoing of MDVI UK or (iv) the breach by MDVI UK of this Agreement.

10.2	Indemnity by MDVI UK. MDVI UK shall indemnify, defend and hold harmless Medivie USA and its directors, officers, employees and agents from and against all Losses asserted against them for which Medivie USA or the directors, officers, employees or agents may become liable or incur or be compelled to pay and resulting from (i) a defect in the Licensed Product; USA; (ii) any negligence or intentional wrongdoing of MDVI UK; or (iii) the material breach by MDVI UK of this Agreement, except to the extent that any such Losses result from of a material breach of any of the Medivie USA representations and warranties or other material terms and conditions contained herein.

11.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed for all purposes by the laws of the state of New York and the competent courts in New York, New York shall have exclusive jurisdiction over any dispute arising from or related to the performance or interpretation of this Agreement.

12.	MISCELLANEOUS

12.1	Tax

Each Party to this Agreement shall be responsible for and bear all tax due in connection with the consummation of the transactions under this Agreement. To the extent required by applicable law, Medivie USA shall withhold or deduct any applicable taxes, from the payments to be made hereunder.

12.2	Severability

If any provision contained in this Agreement is determined to be void, invalid or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision will, nevertheless, be binding and enforceable, and the Parties hereby agree to substitute for the invalid provision a valid provision which most closely approximates the intent and the economic effect of the invalid provision.

12.3	Integration; Modifications

This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral or written. No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the Parties. This Agreement may be amended or modified and the observance of any term herein may be waived (either prospectively or retroactively, and either generally or in a particular instance) only by a written instrument signed by both Parties.

12.4	Assignment

Unless otherwise provided in this Agreement, neither Party shall assign or transfer this Agreement or its respective rights, duties and obligations hereunder to any Third Party or parties without having obtained the prior written consent of the other Party, which consent shall not be unreasonably withheld.

12.5	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

12.6	Waiver

The failure of any Party to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such Party thereafter to enforce each and every provision of this Agreement.

12.7	Notices

All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing, to the address set forth herein in the preamble. Notices shall be deemed properly given if transmitted to the Party’s e-mail.

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by it or on its behalf by its duly authorized officer as of the date first written above.

MEDIVIE UK LIMITED		MEDIVIE USA INC.

By:		By:

	Name: Joshua Rurka		Name: Benjamin Rael-Brook

	Title: Sole Director		Title: CEO

EXHIBIT A-1

Patents

PCT application number WO201304582, titled “Oral apparatus for optimizing user performance,” filed on September 17, 2012

EXHIBIT A-2

trademarks

U.S. trademark registration No. 4185114, international class 10; US classes 26, 39, 44

U.S, trademark application No. 86910732, international class 10; US classes 26, 39, 44

EXHIBIT B-1

Agreement, dated March 23, 2015, by and between Medivie Therapeutic Ltd., and Medivie UK LIMITED

Patent License Agreement, dated March 24, 2014, between OPRO International Limited and OPRO Mother and Baby Limited

EXHIBIT B-2

Master Purchase Order Agreement, dated December 1, 2015, by and between Toys “R” Us – Delaware, Inc. and Medivie Therapeutic Ltd

AGREEMENT

This Agreement (the “Agreement”) is entered into March 23, 2015, to be effective as of January 1, 2015, (the “Effective Date”), by and between Medivie Therapeutic Ltd, a company incorporated and operating under the laws of the State of Israel and publicly traded in The Tel Aviv Stock Exchange Ltd. (“Medivie IL”) and between Medivie UK LIMITED, a private company incorporated and operating under the laws of the United Kingdom and a subsidiary wholly owned by Medivie IL (“Medivie UK”).

The parties hereto are hereinafter sometimes referred to individually as a “Party” and collectively as “Parties”.

WHEREAS Medivie IL is the parent company of Medivie UK;

WHEREAS Medivie IL entered into three transactions (the “Transactions”) with Medivie UK as described in Section 2 herein;

WHEREAS the Parties wish to compensate each other for the services provided by either party in connection to the Transactions;

WHEREAS the parties wish to adopt the recommendations include in a Transfer Pricing Study draft dated December 2014 and prepared by Fahn Kanne Grant Thornton Israel, attached hereto as Appendix A;

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the Parties agree as follows:

1.	The preface to this Agreement constitutes an integral part thereof. This Agreement shall be entered into upon the signature hereof by both Parties, but its terms and conditions shall apply and be effective as of the Effective Date.

2.	The Transactions

2.1 The Parties hereby acknowledge that they have entered into three transactions:

(i)	The license of technology by Medivie UK to Medivie IL for the purpose of production, ongoing development and worldwide sales of Laboraide and future products developed relating to existing patents and patent application at the time of the Effective Date (“Transaction A”);

(ii)	Services of administrative sales support to be provided by Medivie UK in connection with the distribution of Medivie IL’s Laboraide and future products (“Transaction B”).

(iii)	Credit line bearing interest and provided by Medivie IL to Medivie UK (“Transaction C”).

3.	Compensation for Transaction A

3.1	Medivie IL undertakes to pay Medivie UK royalties equal to 4% of Laboraide sales and/or sales of supplemental products relating to Laboraide and 2% of future product sales (the “Royalties”).

3.2	The sales of Laboraide and/or supplemental products to Laboraide and/ or future products to be developed shall be determined each calendar quarter according to Medivie IL’s published quarterly financial statements. In the event of a dispute regarding the determination of the amount of sales from one or more products, Medivie IL’s external auditor shall make a final determination as to such amount of sales.

3.3	Medivie IL undertakes to pay Medivie UK the Royalties accrued during the previous calendar quarter during the first 10 days of the following calendar quarter.

4.	Compensation for Transaction B

4.1	The Parties acknowledge that Medivie UK may provide administrative services for the sale and distribution of Laboraide and/ or additional products from time to time (the “Services”), and such services shall be provided with the consent of both Parties.

4.2	Medivie IL undertakes to pay Medivie UK the cost of Services to be provided plus 4.3% of such cost (the “Net Cost Plus”).

4.3	For each calendar quarter, Medivie UK shall provide Medivie IL with a financial report regarding the cost of the Services provided. In the event of a dispute regarding the determination of the cost of Services, Medivie IL’s external auditor shall make a final determination as to such cost.

4.4	Medivie IL undertakes to pay Medivie UK the Net Cost Plus accrued during the previous calendar quarter during the following calendar quarter.

5.	Compensation for Transaction C

5.1	Medivie UK undertakes to pay Medivie IL a 5.8% fixed interest per annum (the “Interest”) for a credit line of up to $500,000 provided by Medivie IL (the “Credit Line”).

5.2	Medivie UK shall be entitled to pay the Credit Line’s principal at the end of each calendar year, so long as such payment shall be made by Medivie UK no later than December 31, 2025.

5.3	The Interest shall be accrued and payable on a quarterly basis.

6.	Right to offset

6.1	The Parties are entitled to offset any amounts owed by either party with any amounts payable to such party in accordance with the terms and conditions of Transaction A, B and/ or C.

7.	Change to terms and conditions of the Compensation

7.1	The Parties hereby agree that any amendment to the Compensation for the Transactions amount, terms and conditions (as set forth in Sections 3-5 herein), shall only be valid by a written consent of both parties.

8.	Terms of agreement; Termination

8.1	Unless terminated earlier, this Agreement will be in effect as of the Effective Date and shall terminate following 10 years from the Effective Date.

8.2	This agreement may be terminated by either party with a 30 days’ prior written notice.

9.	Parties’ Warranties and Representations

The Parties hereby declare, affirm and undertake as follows:

9.1	By entering into this Agreement, the Parties do not violate any law and do not infringe upon the rights of any third party.

9.2	By entering into this Agreement, the Parties are not violating any provision of their respective Articles of Association, and this Agreement does not contradict any provision of their respective Articles of Association.

10.	Tax and Expenses

Each Party will bear its own taxes and expenses resulting from this Agreement.

11.	Miscellaneous

11.1	Governing Law and Jurisdiction. The Governing law of this Agreement shall be the laws of the State of Israel. The authorized courts in Tel-Aviv, Israel, shall have jurisdiction on any matter or conflict which may arise from the Agreement.

11.2	Survival of Warranties. The warranties, representation and covenants of each Party contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

11.3	Entire Agreement; Amendment and Waiver.

11.3.1.	This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof.

11.3.2	This Agreement supersedes any and all prior courses of dealings, proposals and negotiations between the Parties.

11.3.3.	Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the parties to this Agreement.

11.4	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.5	Non-transferability. This Agreement may not be transferred, assigned nor delegated to any third party.

11.6	Notices. All notices, requests, waivers, and other communications made pursuant to this Agreement shall be in writing, in the English language, to the addresses as set forth herein under the signatories’ names.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.

Medivie Therapeutic Ltd.	Medivie UK Limited

Address:	Address:

Transfer Pricing Study

Medivie Therapeutic Ltd.

FY 2015

Final

February 2015

Medivie TP Final Report	February 2015

Contents

Scope of Project	2

Executive Summary	3
Related Party Transactions	3
Summary of Results	3

Business Overview	5
Medivie	5
Medivie-IL	6
Medivie-UK	6
Medivie Products	7
Organizational Structure	8
Industry Overview	9

Functional Analysis	10
Medivie-UK	10
Medivie-IL	11
Assets Employed	12
Risks Assumed	12

Relevant Transfer Pricing Regulations	14
§85A Transfer pricing of international transactions	14
Income Tax Regulations (Determining Market Conditions) – 2006	16
Selection of Method According to the Regulations	20

Economic Analysis – Transaction A	21
Selection of transfer pricing method	21
Economic Analysis Results	22

Economic Analysis – Transaction B	25
Selection of Comparable Independent Companies	25
Economic Analysis Results	27

Economic Analysis – Transaction C	29
Selection of CUP transfer pricing method	29
Application of the CUP	29
Use of Bloomberg	30
Results	31
Conclusion	32

© 2015 Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.

Medivie TP Final Report	February 2015

Scope of Project

Medivie Therapeutic Ltd (“Medivie-IL”) has engaged Fahn Kanne & Co. Grant Thornton Israel (“Grant Thornton”) to provide guidance for the inter-company transactions between Medivie-IL and its subsidiary Medivie (UK) Ltd (“Medivie-UK” located in the UK for fiscal year (“FY”) ended December 31, 2015.

Both Medivie-IL and Medivie-UK are referred to throughout this report as “Medivie” or the “Company” or the “Group.”

This guidance provided for the arm’s length standard has been completed using transfer pricing methods described in section 85A of the Israeli Income Tax Ordinance - 1961 (the “Ordinance”) and the Income Tax Regulations (Determining Market Conditions) - 2006 (the “Regulations”).

The opinions expressed in this report reflect information furnished to Grant Thornton by the management of Medivie. Although the data used in this report has not been independently verified in all cases, Grant Thornton considers the information used in the analyses herein to be reliable. However, no warranty is therefore given as to the accuracy of such information.

If there were any changes in the business practice of the Group, this report would necessarily need to be updated. In any event, Grant Thornton assumes no obligation to revise this report to reflect such changes or any other events or conditions that occur subsequent to the issue date of this report.

Finally, neither this report nor any portions thereof shall be disseminated to third parties by any means, except as required by law, without prior written consent and approval of Grant Thornton. Neither Grant Thornton nor any individuals associated with this report shall be required by reason of this report to provide testimony or to appear in court or at other legal proceedings, unless specific arrangements to do so have been made.

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Medivie TP Final Report	February 2015

Executive Summary

Grant Thornton has been engaged to provide guidance for the inter-company pricing with regard to certain transactions between Medivie-IL and its subsidiary Medivie-UK, for FY December 31, 2015, and to provide guidance to determine the arm’s length range for these inter-company transactions.

To complete this analysis, Grant Thornton (i) undertook a functional, risk and asset analysis of the related parties that participate in the inter-company transactions and (ii) applied the transfer pricing rules as promulgated under section 85A of the Ordinance and the Regulations.

Medivie was established in England in 2012 as a private company, part of the global OPRO Group. On April 2014 it was merged into a publicly listed Israeli company and changed its name to Medivie Therapeutic Ltd (TASE: MDVI.TA)

Medivie relies on a broad research base, developing, manufacturing and marketing oral accessories based on innovative technologies, for treatment of pain during labor, treatment of migraines and improving concentration and cognitive abilities.

Related Party Transactions

This report considered the following inter-company transactions between the related parties:

•	Medivie-UK’s license of technology to Medivie-IL for the purpose of production, ongoing development and worldwide sales (“Transaction A”);

•	Medivie-UK’s provision of administrative sales support services (“Transaction B”); and

•	Medivie-IL’s provision of an interest bearing line of credit to Medivie-UK (“Transaction C”)

Summary of Results

The information presented in this report relies on data received from Medivie management, and is based on Grant Thornton’s understanding of the inter-company transactions between Medivie-IL and Medivie-UK.

Transaction A

The Comparable Uncontrolled Price (“CUP”) method was applied as the selected method to evaluate the arm’s-length nature of royalty payments for Medivie-UK’s grant of a license to Medivie-IL for the use of IP to produce, further develop and sell and market Products worldwide.

Grant Thornton performed a search for comparable transactions between unrelated entities that have entered into similar IP licensing agreements to Medivie-UK and Medivie-IL. The arm’s length range of royalties as a percent of net sales is between 3.50% and 6.00% with a median of 5%. Grant Thornton recommends that for FY 2015, Medivie-IL should pay Medivie-UK a royalty rate that falls within this range based on net sales generated by Medivie-IL for the Laboraide Products, thus reflecting a reasonable application of the arm’s length standard.

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Medivie TP Final Report	February 2015

Regarding future development and production of products, Grant Thornton located two agreements that refer to use of existing technology in newly developed Products and the royalties as a percent of net sales is between 1.5% - 3.00% with a median of 2.25%. Grant Thornton recommends that for FY 2015, Medivie-IL should pay Medivie-UK a royalty rate that falls within this range based on net sales generated by Medivie-IL for future developed Products, thus reflecting a reasonable application of the arm’s length standard.

Transaction B

The Comparable Profits Method (“CPM”) was applied as the selected method to evaluate the arm’s-length nature of the future provision of administrative services by Medivie-UK to Medivie-IL. Medivie-UK was analyzed as the tested party with regard to the inter-company transaction, since it is the tested party with the least complex functions.

A Profit Level Indicator (“PLI”) of Mark up on Total Costs (“MTC”) was selected as the most reliable method to evaluate the arm’s length nature of the provision of administrative services from Medivie-UK to Medivie-IL.

The three-year (FY11-13) weighted average unadjusted inter-quartile range of MTC’s is between 2.2% and 6.1% with a median of 4.3%. Grant Thornton recommends that for FY 2015 Medivie-UK achieve a MTC that falls within the inter-quartile range, reflecting a reasonable application of the arm’s length standard.

Transaction C

The Comparable Uncontrolled Price Method (CUP) method was applied as the selected method to evaluate the arm’s-length nature of interest payments for Medivie-IL’s grant of a line of Credit to Medivie-UK.

Grant Thornton used an internal CUP that existed between NatWest Bank and Medivie-UK that was in place during the time of the grant of a line of credit.

After making an adjustment using the SWAP function in Bloomberg which converted the floating GBP interest to the fixed NIS equivalent, the result was a range of interest rates between 3.53% and 8.11%. Grant Thornton recommends that Medivie-IL should charge Medivie-UK an interest rate that is close to the mean rate of 5.82% fixed interest per annum, reflecting a reasonable application of the arm’s length standard.

***************************

Grant Thornton recommends testing current operations at least every year to monitor inter-company charges and adjust them, as necessary. In addition, Medivie-UK and Medivie-IL should review the factual materials presented in this report to ensure that it fairly represents the true nature of inter-company functions and transfers, due to the importance of the functional and risk analysis to select an appropriate pricing method and select comparable companies.

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Medivie TP Final Report	February 2015

Business Overview

Medivie

Medivie was established in England in 2012 under the name of Opro Mother and Baby (later name was changed to Medivie (UK) Ltd) by Anthony Lovat, the founder of the OPRO Group, together with Capital International. During the past 20 years OPRO Group has become a world leader in developing and manufacturing dental protectors adapted for sports. Capital International is a financial services Company with vast experience in the global capital market, structured investments through partnering with leading global banks and is active in global real estate projects.

In April 2014 Opro Mother and Baby, merged into the shell company of Glycominds Ltd a publicly traded Company located in Israel. Glycominds Ltd is a medical device company that developed and commercialized autoimmune and chronic inflammatory disease management tools and services. Glycominds Ltd changed its name to Medivie Therapeutic Ltd (Medivie-IL) and is listed on the TASE (Tel Aviv Stock Exchange) as MDVI.

The OPRO Group has initially developed Laboraide, a Dental Support Device (DSD) using unique technology to help cope with the pain of childbirth and reduce the time of labor. As part of the founder agreement, all developments, pending patents and IP related to Laboraide or any other field excluding sports, were fully assigned to Medivie UK and, therefore, Medivie-UK owns all the intellectual property relating to this Product and the underlying technology. Medivie-IL is responsible for future registration of Patents and/or trademarks. Medivie-IL will pay for all future maintenance of these patents as part of its license agreement. During 2013, Medivie-UK started marketing and distributing Laboraide for use during childbirth.

Medivie-IL is entering into a royalty bearing licensing agreement with Medivie-UK that will grant Medivie-IL the right to produce, sell and use the technology to further develop Products. Medivie-IL will continue development of DSDs in the following fields:

1.	Childbirth

Laboraide is a DSD developed by Medivie-UK designed to help cope with the pain of childbirth and reduce the time of labor. This is currently marketed and sold worldwide and Medivie-IL will be responsible for all future sales.

2.	Migrainaide

This is in a development stage that will facilitate the relaxation of the head muscles, prevent the contraction of the jaw muscles and increase blood flow to the brain for the prevention and relief of migraines to help cope with the pain of childbirth and reduce the time of labor.

3.	Concentration & Cognitive Abilities (ADHD)

This is in a development stage to develop a Product that will allow the exertion of the appropriate pressure in the jaws in order to improve concentration and cognitive activity.

4.	Development of Mouth & Gums

This is in a development stage to develop modular pacifiers that assist with the correct growth of the child’s mouth structure and prevent future damage to the gums and teeth of the child.

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Medivie TP Final Report	February 2015

Medivie-IL

Medivie-IL (previously Glycominds Ltd) was founded in 1998 and is an Israeli Company that is listed on the TASE. Medivie-IL is entering into a royalty bearing agreement with Medivie-UK to license the technology that has been developed by Medivie-UK to use the technology to produce, further develop and market and sell Products worldwide. The arm’s length royalty rate will be determined during the course of this report.

Medivie-IL will sell the current product Laboraide worldwide and is currently developing further the Migrainaide product and plans to market and sell it in 2015. These will undergo clinical trials and regulatory approvals such as CE and FDA will be obtained all financed by Medivie-IL. The latter Products are based on the underlying technology developed by Medivie-UK. Since Medivie-IL will finance all future R&D activities, Medivie-IL will become the owner of all related future IP (“future IP”).

All production, design and future development is being outsourced to Aran Research and Development Ltd, located in Israel and Medivie-IL is the entity that has contracted with them for their services. Production for Laboraide was previously carried out in the UK by an unrelated party.

Existing local unrelated distributors for the Laboraide Products distribute products to pharmacy & nursery chains, hospitals & clinics, pre-natal centres, and websites of local distributors. Sales will also be conducted through direct online marketing. Medivie-IL plans to expand its current network of distributors.

There is an interest bearing line of credit that was granted from Medivie-IL to Medivie-UK in May 2014 to finance production and other ongoing expenses. This will be in place for three years. This is analyzed further to determine the arm’s length rate of interest.

Medivie-IL as well as employees of the Company contracts with doctors and various service providers such as business consultants and accountants.

Medivie-UK

Medivie-UK (previously Opro Mother and Child) was founded in 2012 and is located in the UK. Medivie-UK was responsible for the development and production of Laboraide, a Dental Support Device (DSD) using unique technology designed by Medivie-UK to help cope with the pain of childbirth and reduce the time of labor. Medivie-UK owns all the intellectual property relating to this Product and the underlying technology. During 2013, Medivie-UK started marketing and distributing Laboraide for use during childbirth.

Medivie-UK and Medivie-IL are entering into an agreement whereby Medivie-UK will license its technology to Medivie-IL for the right to produce, further develop and market and sell Products worldwide as discussed throughout the report.

Medivie-IL will be responsible for worldwide sales of both Laboraide and future Products. However in circumstances where countries do not wish to transact with Israel for political reasons, sales will be conducted through Medivie-UK for certain non Israeli markets. Medivie-UK will issue invoices and sign sales agreements on behalf of Medivie-IL in its own name with clients. All risks will remain with Medivie-IL in these transactions. These revenues will be recorded in Israel. In issuing invoices on behalf of Medivie-IL, Medivie-UK will be providing administrative sales support services to Medivie-IL and will be reimbursed on an arm’s length cost plus basis to be determined in this report. It is unknown at this stage how material these sales will be or the exact nature of this activity and Grant Thornton advises that the transfer pricing policy is reviewed periodically and updated accordingly.

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Medivie TP Final Report	February 2015

There are currently no employees in Medivie-UK.

Medivie Products

Medivie started marketing its first product ‘Laboraide’ in 2013. The product reduces pain & time of labor. Laboraide is a natural, non invasive oral device. The product received positive reviews from both women and the surrounding medical community (doctors, nurses, midwives).

In recent years there has been a massive increase in public awareness of alternative medicine, natural therapies and, more specifically, natural childbirth; principally avoiding caesarean surgery and the use of painkilling medication due to the side effects associated with it.

Laboraide is an innovative Dental Support Device (DSD) that limits the contraction of the jaws during labor, a fact that has been scientifically proven to be linked with the ability to reduce the feeling of pain, as well as shortening childbirth time.

Laboraide was tested by hundreds of women in studies and surveys, and was found to be helpful for women during the advanced stages of pregnancy and childbirth in two areas:

Pain

Reduces stress during labor and helps deal with the pain .

Time

Allows relaxation of the jaw, neck, and back muscles, and increases the isometric strength of the pelvic and core muscles, allowing efficient and targeted contractions which shortens the duration of labor.

Laboraide has the necessary regulatory permits to be marketed in the U.S., Canada and Europe (CE).

Laboraide is made of a flexible material that has no smell and/or taste and thus is ideal for use in the mouth: it fits naturally between the teeth and does not interfere with breathing, speaking, or any other activity during labor.

Laboraide comes in different thicknesses to enable the woman to use the device which best fits the structure of her mouth.

Medivie has a global distribution network for Laboraide in Asia, Latin America and Europe. The Company has the required regulatory permits for the distribution of Laboraide in the US, Europe and Canada and is currently exploring the US and Canada as potential markets and looking at ways to penetrate these markets. Medivie intends to continue expanding its marketing and distribution operations, both online and through local distributors. At the time of writing this report, Medivie-IL has entered into a Memorandum of Understanding (MOU) with Sinopharm, one of the largest pharmaceutical companies in China and sales are expected in 2015.

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Medivie TP Final Report	February 2015

The migraine field, which has high clinical potential, has been selected by Medivie as a leading research subject for the year 2015 with sales planned at last quarter of 2015. The Product is planned to be named Migrainaide and is based on technology developed by Medivie-UK. As a consequence, Medivie IL will be working on the ongoing development of a dedicated DSD that will facilitate the relaxation of the head and jaw muscles and increase blood flow to the brain for the prevention, treatment and relief of migraines.

Also in the pipeline for future developments are Products that will allow the exertion of the appropriate pressure in the jaws in order to improve concentration and cognitive activity known as ADHD and product for Mouth & Gums that will develop modular pacifiers that assist with the correct growth of a child’s mouth structure and prevent future damage to the gums and teeth of the child. Medivie-IL is financing this development and will result future IP related to this Product.

Organizational Structure

Figure 1 below illustrates the relevant organizational structure of the Group and relevant inter-company transaction.

Figure 1

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Medivie TP Final Report	February 2015

Industry Overview1

The industry that Medivie currently operates in is the ‘Birth support services & pain reduction market’.

There are various “Pregnancy & childbirth support” services in the market, all intended to give the mother a sense of control and calmness throughout the pregnancy and birth.

Products pertaining to pregnancy & childbirth:

•	Perineum oil – for prevention of surgical intervention at the entrance to the birth canal.
•	Stretch marks prevention cream – for prevention of remaining abdominal stretch marks.

Existing solutions to pain:

•	Chemicals (epidural, pethidine).
•	Shower.

Migraine is a common form of headache and may appear in varying degrees of severity up to completely incapacitating the sufferer.

About 12% of the world adult population suffers from migraines. Existing treatment methods offer effective relief to about 60% of suffering patients.

The migraine market was assessed at USD 3.3 billion in 2011 and is expected to rise to USD 5.8 billion in 20212

The most common treatment is medication, yet this treatment is not effective for all those who suffer.

[1]	Provided by Medivie in its corporate presentation to investors.
[2]	These figures refer to the USA, France, Germany, Italy, Spain, UK and Japan.

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Medivie TP Final Report	February 2015

Functional Analysis

The purpose of the functional analysis is to present the functions, risks and intangibles of the related companies that will be used to identify comparable, uncontrolled transactions. The following points highlight why a functional analysis is essential to the development of a transfer-pricing policy. The functions undertaken by each related party typically correlate with the extent to which that entity bears risk and is responsible for developing intangible assets.

•	The functions, risks and intangible assets associated with a related party’s operations usually should have a significant effect on its profitability.

•	The functional analysis is the basis for the search for comparable transactions or companies by providing information to identify unrelated transactions or companies with functions, risks, and intangibles sufficiently similar to those of the controlled party.

•	Arm’s length transfer pricing is determined by a review of the relevant data (e.g., transactional or financial) for the unrelated companies with functions, risks, and intangible assets sufficiently similar to those of a related party.

The determination of the functions performed and risks assumed is based on a review of documents and analyses provided by Medivie as well as interviews conducted with its management.

Medivie-UK

Medivie-UK was established in 2012 and is located in England. There are currently no employees.

The OPRO Group has initially developed Laboraide, a Dental Support Device (DSD) using unique technology to help cope with the pain of childbirth and reduce the time of labor. As part of the founder agreement, all developments, pending patents and IP related to Laboraide or any other field excluding sports, were fully assigned to Medivie UK and, therefore, Medivie-UK owns all the intellectual property relating to this Product and the underlying technology. Medivie-UK licenses its IP to Medivie-IL and receives royalties as compensation. Medivie-UK has pending patents relating to the Laboraide Products. Medivie-IL is responsible for future registration of Patents and/or trademarks and will pay for all future maintenance of these patents as part of its license agreement. During 2013, Medivie-UK started marketing and distributing Laboraide for use during childbirth.

Medivie-IL will be responsible for the worldwide sales of Products. However in circumstances where countries do not wish to transact with Israel for political reasons, it is expected that in the future sales will be conducted through Medivie-UK for certain non Israeli markets. Medivie-UK will issue invoices and sign sales agreements on behalf of Medivie-IL in its own name with clients. All risks will remain with Medivie-IL in these transactions. These revenues will be recorded in Israel. In issuing invoices on behalf of Medivie-IL, Medivie-UK will be providing administrative sales support services to Medivie-IL and will be reimbursed on an arm’s length cost plus basis to be determined in this report for these services. It is unknown at this stage how material these sales or the exact nature of this activity and whether Medivie-UK will employ or contract with people/Companies and Grant Thornton advises that the transfer pricing policy is reviewed periodically and updated accordingly.

There is an interest bearing line of credit that was granted from Medivie-IL to Medivie-UK in order to finance production, existing debt and some other ongoing expenses. The line of credit was effective from May 1st 2014 for 3 years. The value of the line of Credit is for approximately 1.2 million New Israeli Shekels with the option to increase that amount under the same terms and conditions. Interest is being calculated on a quarterly basis. The arms length interest is being determined in this report.

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Medivie TP Final Report	February 2015

Medivie-IL

Medivie-IL is responsible for licensing the technology from Medivie-UK to produce, further develop, market and sell Products worldwide.

Medivie-IL as well as employees of the Company contracts with doctors and various service providers such as business consultants and accountants.Below are the functions of Medivie-IL;

Corporate Management

Medivie-IL employs all the senior management including the CEO, Chairman, CFO, Chief Scientist and VP Business and Development who are responsible for operations and finance of the Group, the marketing and sales strategy and product development and production strategy. Medivie-IL as the licensee of the technology decides the general direction and leadership of the Group and sets the Group’s global strategy, road map, and budget.

Further Development and Production

Medivie-IL will be further developing and producing new Products under the license agreement it is entering into with Medivie-UK. Medivie-IL will finance all future R&D activities and will become the owner of all related future IP (future IP).

Medivie is currently developing the Migrainaide product and plans to market and sell these in 2015. These will undergo clinical trials and regulatory approvals such as CE and FDA will be obtained. The latter Products are and will be based on the underlying technology developed by Medivie-UK.

All production, design and future development is being outsourced to Aran Research and Development Ltd, located in Israel. Aran is an Israeli public company traded on the Tel-Aviv Stock Exchange (TASE). Established in 1982, the Aran employs a 140-strong workforce, consisting mainly of engineers, product designers, and technicians. Aran deals in three main areas of activity: Product development, engineering and manufacturing services.

Medivie-IL is the entity that has contracted with Aran and finances their services to Medivie. Medivie-IL is overseeing this entire process and gets the final say on Product development and manufacturing.

Sales and Marketing

Sales are performed or will be performed through unrelated distributors. All distributors will be selected by Medivie-IL and contracts will be entered into with Medivie-IL with Medivie-IL overseeing the sales activity of the distributors. Existing local unrelated distributors for the Laboraide Products distribute products to pharmacy & nursery chains, hospitals & clinics, pre-natal centres, and websites of local distributors. Sales will also be conducted through direct online marketing. Medivie-IL plans to expand its current network of distributors.

The Company’s marketing model is creating strategic partnerships with leading distribution companies in a territorial division. Most distribution agreements require purchasing an annual minimum quantity of units and an offline/online marketing & advertising strategic plan.

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Medivie TP Final Report	February 2015

Medivie-IL has recently signed MOU with Sinopharm one of the largest and leading distributors of medical products in China with a sales turnover estimated at around 33 billion USD per annum.

The Company has the required regulatory permits for the distribution of Laboraide in the US, Europe and Canada and is currently exploring the US and Canada as potential markets and looking at ways to penetrate these markets.

Assets Employed

Tangible assets

Medivie-IL operates from rented offices situated in Raanana in Israel and is the owner of standard office equipment.

Medivie-UK owns no significant tangible assets.

Intangible assets

Medivie-UK holds the IP to the technology. The production, further development and global marketing and sales will be conducted by Medivie-IL as the licensee of the technology. Medivie-IL will finance all future R&D activities and will become the owner of all related future IP (future IP).

Risks Assumed

Research & Development Risk

The market in which Medivie operates in is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. Medivie-IL will finance all aspects of future R&D and patent applications related to the Products it wishes to sell. It is therefore imperative for Medivie-IL to continually contribute to the development of innovative products relating to the Dental Support Devices (DSD). As such, the R&D required, carries potentially large costs, which will be borne by Medivie-IL. In addition, failure to meet R&D budgets and timetables may jeopardize the price competitiveness of Medivie-IL’s products and subsequently affect the entire company’s sales. Medivie-IL bears all risks relating to its future R&D activities, including the cost of product failure, due to its status as the licensee of the intangible property and future owner of IP.

Market Risk

Market risk includes decline in sales due to demand conditions within the market, or the inability to further develop the market. Uncertainties in the market also include fluctuations in cost of raw materials, pricing, and inventory levels.

If for some reason, the market for Medivie’s products decline, both Medivie-IL’s and Medivie-UK’s income will decrease. Therefore, both entities share the market risk as Medivie-UK is the owner of the IP and Medivie-IL is the licensee of this technology being responsible for success or failure of marketing strategy and distribution.

Currency Fluctuation Risk

Currency Fluctuation risk relates to the potential variability of profits that can arise because of changes in foreign exchange rates.

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Medivie TP Final Report	February 2015

The royalties are paid as a percentage of revenue calculated in ILS and transferred in GBP according to the end period exchange rate and so therefore both Medivie-IL and Medivie-UK can be subject to exchange rate losses.

Product Warranty/Liability Risk

Product liability and warranty risk arises when a company’s products fail to perform at contractual standards and the company is required to correct defective product performance. A product liability claim could result in costs to a company’s reputation, and consequently in a decline in revenues. As the licensee of the technology relating to the Products and the financier of future development and all production, and the entity that provides the warranty, Medivie-IL bears the risks related to any contingency suffered by the products concerning the quality of the product sold on its general sales and sales to clients through its channel partners. Medivie-IL has taken out product liability insurance.

Inventory Risk

Inventory risk relates to the losses associated with carrying finished product and raw material inventories. Losses include obsolescence, shrinkage, or market collapse such that products are only saleable at prices that produce a loss. Medivie-IL bears these risks as they are the licensee of the IP and responsible for production and the sales and marketing of the Products.

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Medivie TP Final Report	February 2015

Relevant Transfer Pricing Regulations

Israel’s transfer pricing rules are set out in section 85A to the Israeli Tax Ordinances and in the Regulations promulgated under section 85A.

§85A Transfer pricing of international transactions

“(a)	In respect of an international transaction in which there is a special relationship between the parties, due to which the price of the asset, right, service or credit was set, or other conditions in the transaction were set, in such a manner that less income was generated than what would have been generated under the circumstances had a price or conditions been set had there not been the special relationship (hereinafter – market conditions), the transaction shall be reported on the basis of market conditions and charged tax accordingly.

(b)	For purposes of this clause –

“Means of control” and “Together with another” – as defined in clause 88;

“Credit” – including any debt;

“Special relations” – including relations between a person and a relative, as well as control of one of the parties to the transaction over the other, or control of one person over the parties to the transaction, directly or indirectly, alone or together with another;

“Control” – holding, directly or indirectly, of 50% or more in one of the means of control in at least one day in a tax year;

“Relative” – as defined in clause 76(d).

(c)	(1)	A taxpayer shall be required to furnish the tax assessing officer, at the latter’s demand, all of the documents and information in his possession relating to the transaction or to one of the parties of the transaction who is a foreign resident, as well as the manner in which the price of the transaction was determined.

(2)	In the event that the taxpayer furnished the documents as per subparagraph (1) above, and documents stipulated in subparagraph (e), the burden of proof shall fall on the tax assessing officer in the event that he determined other than as agreed to between the parties.

(d)	(1)	A party to the transaction is entitled to petition the department head to request a pre-ruling that the price of a certain transaction or of a series of similar transactions, as agreed between the parties who have a special relationship with one another, is in accordance with market conditions.

(2)	The request shall include all of the material facts and details relating to the transaction, and to the manner in which the price was determined, and shall attach documents, approvals, opinions, declarations, assessments, the transaction agreement or draft thereof and any other document or detail, all in accordance with the stipulation of the department head in the regulations.

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Medivie TP Final Report	February 2015

(3)	The department head is authorized to demand any additional document or detail he sees fit to demand in connection with this decision on the request.

(4)	The department head shall announce his decision and the reasons thereof, within 120 days following his receipt of the request and all of the documents set out in subparagraphs (2) and (3). However, he is entitled to, due to reasons to be set out, extend the date to up to 180 days, on condition that he notify the petitioner regarding the extension prior to the passing of the original deadline.

(5)	In the event that the department head does not respond to the request within the time period set out in subparagraph (4), the transaction will be deemed to have been priced at market conditions.

(e)	The Finance Minister, upon the approval of the Finance Committee of the Israeli Parliament, is authorized to stipulate:

(1)	In respect of all taxpayers and types of taxpayers, ways and methods of recognizing the price or conditions of the transactions as market price or market conditions, where applicable, and provisions regarding allocation of income, expenses, deductions, credits and exemptions, all in cases in which the provisions of subparagraph (a) apply;

(2)	Stipulating a fee for the request for approval as mentioned in subparagraph (d) in an amount to be determined and he is authorized to stipulate that the fee shall be a percentage of the value of the transaction;

(3)	Provisions in connection with the reports and documents to be filed with the tax assessing officer and provisions for recording and documentation.

(f)	(1)	The provisions of this article shall not apply to a loan that is one of the following:

(a)	A loan in respect of which all of the following are true:

(1)	The recipient of the loan is a company under the control of the provider of the loan.
(2)	The loan is not linked to any index and does not bear any interest or yield; for this purpose, the foreign exchange rate shall not be viewed as an index in respect of a loan provided in the currency of the country in which the loan recipient is a resident.
(3)	The loan cannot be repaid prior to the end of the five year period following the granting of the loan.
(4)	The repayment of the loan is subordinate to other liabilities and is superior only to the distribution of assets to the shareholders upon liquidation.
(b)	A capital note or debenture issued by a company, at terms set out in section (5) of the definition of “fixed assets” in Addendum B of the Inflationary Adjustments Law, until March 5, 2008, which were fixed assets owned by the lender on December 31, 2007, or which were fixed assets owned by the lender in the period commencing on January 1, 2008 through March 5, 2008, had the provisions of the Inflationary Adjustments Law applied to that period.
(2)	Notwithstanding the stipulations of this Ordinance, an amount deriving from a change in the foreign currency exchange rate in an international transaction that is a loan pursuant to paragraph (1), which was granted in the currency of the country in which the recipient of the loan is a resident, shall be taken into account only on the date of repayment of the loan and shall be subject to the provisions of part E; for this purpose, the amount of the loan that was granted shall be viewed as translated into new shekels at the representative exchange rate of the currency of the country of which the recipient of the loan is a resident on the date the loan was granted, as the original price, as that term is defined in article 88, and the amount of the repayment of the loan, translated into new shekels at the representative exchange rate of the aforementioned currency on the date of repayment of the loan, as consideration, as that term is defined in article 88.

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(3)	In this sub-paragraph, “the currency of the country of residence” refers also to the U.S. dollar or the euro.

Income Tax Regulations (Determining Market Conditions) – 2006

“By virtue of my powers pursuant to §s 85A(e) and 243 of the Israeli Income Tax Ordinance (hereinafter – the “Ordinance”), and with the approval of the Finance Committee of the Israeli Parliament, I hereby regulate the following regulations:

1.	Definitions

In these regulations –

“Range of values” – Range of values between the lowest value and the highest value, as obtained in comparison with similar transactions;

“The inter-quarterly range” – The values located between the 25th percentile and the 75th percentile in the range of values;

“Comparative characteristics” – All of the following:

(1)	The area of activity, including manufacturing, marketing, sales, distribution, research and development, consulting, and rendering of services;

(2)	Type of asset or service;

(3)	The terms of the international transaction;

(4)	Risks, including geographic risks, financial risks and credit risks;

(5)	The economic environment;

(6)	The effect of the existence of goodwill or other intangible asset.

“International transaction” – A transaction being examined and which complies with all of the following:

(1)	The transaction is conducted between parties (some or all) having a special relationship;

(2)	One or more of the parties to the transaction is a foreign resident, or the income from the transaction, in whole or in part, is taxable income also abroad;

“Similar transaction” – All of these, on condition that, in the event that there were no identical comparative characteristics, adjustments were made, such that the impact of the difference in the comparative characteristics on the results obtained will be cancelled:

(1)	A transaction between the party being examined and someone with whom he does not have a special relationship, in which the comparative characteristics, all or most, are identical with the comparative characteristics of the international transaction;

(2)	In the event that there is no transaction such as the one in clause (1) – a transaction between parties not having a special relationship in which the comparative characteristics are identical or similar, all or most, to the comparative characteristics of a transaction carried out by the party being examined;

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“Similar party” – A person, the comparative characteristics of whom are similar or identical to those of the party being examined;

“Party being examined” – A party to an international transaction who fulfils the following two conditions:

(1)	It is possible to assume that the comparison of the similar transactions that he conducted will bear the most reliable result regarding the determination of the market price;

(2)	The information about him is more suitable, fair, and reliable than regarding any other party;

“Profit margin” – The margin of profit or loss, as applicable, to be determined on the basis of one of the following methods:

(1)	In an area of activity in which the prevailing method for determining the price of a transaction is cost plus a fixed margin – the income at the fixed margin obtained in similar transactions;

(2)	In an area of activity in which the prevailing method for determining the price of a transaction is gross profit as a fixed percentage of the sales of the purchasing party that is the party being examined or a party similar thereto – the gross profit margin obtained in similar transactions;

(3)	In the event that it is not possible to determine the profit margin in accordance with subparagraphs (1) or (2) – the profit margin on the basis of one of the following profit indices, the most suitable to the activity of the international transaction:

(a)	The operating profit margin or operating loss, on the basis of the income statement obtained in similar transactions;

(b)	The ratio between the income or the loss, where applicable, and the assets, liabilities, or equity, in whole or in part, where applicable;

(c)	A different profit index, the most applicable to the circumstances.

2.	Determining market conditions

(A)	For purposes of determining if the international transaction that was carried out is a market condition transaction, an investigation of the market conditions shall be conducted, in which the international transaction should be compared to similar transactions of the party being examined, on the basis of one of the following methods:

(1)	A method that compares the price determined in the international transaction and the price determined in a similar transaction (Comparable Uncontrolled Price Method);

(2)	In the event that the price comparison method cannot be implemented – according to one of the following comparison methods, the most appropriate under the circumstances:

(a)	A method that compares the profit margin of the international transaction to that of a similar transaction; (Cost Plus Method, Resale Price Method, or Transactional Net Margin Method/ Comparable Profits Method)

(b)	A method that compares between the international transaction and a similar transaction, based on the division of income or loss between the parties to a joint activity, taking into consideration the contribution of each party to the transaction, including his exposure to risks and his rights to assets connected to the transaction; (Profit Split Method)

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(3)	In the event that it is not possible to apply the price comparison method or one of the other methods set out in subparagraph (2) – a different method, more suitable under the circumstances, that compares the international transaction to a similar transaction. (Unspecified Method)

(B)	An international transaction will be viewed as a market condition transaction if, further to a comparison based on the similar transaction comparison, the results obtained did not deviate from the inter-quarterly range obtained in a comparison to similar transactions, but – if the comparison method was the price comparison method, and no adjustments were made to neutralize the impact of the difference on the comparative characteristics, the transaction will be viewed as a market condition transaction of the price did not deviate from the range of values in similar transactions.

(C)	In the event that the international transaction cannot be viewed as a market condition transaction, as per sub-regulation (B), the price of the transaction shall be reported on the basis of the value found in the 50th percentile of the range of values.

3.	Special provisions regarding the comparison to similar transactions

In comparing similar transactions, the following provisions shall apply:

(1)	Similar transactions shall be selected for comparison on condition that they were carried out less than three tax years prior to the transaction being tested;

(2)	All of the similar transactions that were carried out by the similar party during the three tax years that preceded the year in which the international transaction was carried out shall be considered as one transaction, unless it can be proved to the satisfaction of the tax assessing officer that during those years, in whole or in part, or in the years preceding or following those years, there was a significant change in the comparative characteristics in respect of which only part of the similar transactions should be viewed as one similar transaction;

(3)	The price, profit margin, division of income as per regulation 2(A)(2)(b), or other method mentioned in regulation 2(A)(3), as applicable, in similar transactions which are viewed as a single similar transaction as per subparagraph (2), shall be the average price, the average profit margin, average division of income or the average results obtained from a different method, as applicable, in all of the similar transactions that are viewed as a single similar transaction;

(4)	The comparison between the international transaction and the similar transactions shall be made on the basis of the same method.

4.	One time transactions

Regulations 2 and 3 shall not apply to a one-time international transaction that was approved by the tax assessing officer as a one-time transaction and the transaction shall be reported as if the price or the conditions were determined, as applicable, between parties not having a special relationship.

5.	Report on the investigation of market conditions

(A)	A taxpayer who is a party to an international transaction to which regulation no. 4 does not apply, shall submit to the tax assessing officer at the latter’s request, within 60 days, a report in which he is to include the following information:

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(1)	The particulars of the taxpayer, including the rights holders that control the taxpayer, directly or indirectly, any companies held by the taxpayer directly or indirectly, any companies that those companies and the taxpayer hold, and the particulars of the beneficiaries of such rights; for purposes of this clause, the terms “control” and “holding” shall be defined as the definition of the term “control” in § 85A of the Ordinance.;

(2)	The parties to an international transaction, their residencies and the special relationship between them and the taxpayer;

(3)	The contractual terms of the international transaction, including details of the asset, the service rendered, the price given, the terms of the loan, the credit and the guarantees;

(4)	The area of activity of the taxpayer and the developments therein;

(5)	The economic environment in which the taxpayer operates and the risks to which it is exposed;

(6)	Direct or indirect use of intangible assets;

(7)	Details of all of the transactions the taxpayer carried out with a party to the transaction, including loans, payment of management fees, partnerships, joint ventures, gifts, guarantees, trust agreements, and any other agreement;

(8)	Similar transactions, the comparative method selected and the comparative characteristics on the basis of which the range of values and the inter-quarterly range were determined, as applicable, details of the adjustments made to the comparative characteristics and an explanation of the selection of the comparison and the adjustments made, details of the results obtained as a result of the comparison, presentation of the range of values and the inter-quarterly range , as applicable, and comparisons deriving from the comparison to similar transactions;

(9)	The manner in which the transaction is reported abroad, including as part of a request for a pre-ruling, if filed, and a report on the data of the transaction in the foreign country, and whether there was a discrepancy between the reporting abroad and the reporting in Israel – explanations regarding the existence of such discrepancy.

(B)	The following items shall be attached to the report mentioned in sub-regulation (A): transaction contracts, other contracts between the parties with which a special relationship exists, other documents to verify the information provided, an investigation of the market conditions, and an analysis of the transfer prices and market conditions that were set out in accordance with these regulations, an investigation of the market conditions or an assessment that were made for purposes of a filing with a foreign tax authority, the report that was filed in a foreign country, any determination made by the tax authority, and the opinions of an accountant and an attorney if such were rendered.

(C)	For purposes of a taxpayer that is a party to an international transaction to which the provisions of regulation 4 apply, the provisions of sub-regulations (A)(1) – (7), (9) and (B) shall apply. However, for purposes of the investigation of the market conditions and the analysis of the transfer prices set out in sub-regulation (B), the requirement to enclose them applies only if they were performed.

(D)	The report in accordance with § 131 of the Ordinance shall include the taxpayer’s report in connection with the carrying out of an international transaction, together with its price and conditions and the price and conditions under market conditions, on the form stipulated by the head of the department.

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6.	Transition provision

These regulations shall apply to an international transaction that was conducted on or after the date the regulations were publicized. However, an investigation of market conditions that was conducted prior to the publication of the regulations shall be viewed as having been done in accordance with the regulations, for a period of two years following the date of publication, on condition that it was conducted in accordance with accepted guidelines that were issued by the OECD organization or members states of that organization.”

Selection of Method According to the Regulations

The Regulations set out the arm’s length standard, the documentation requirements and the transfer pricing methods that will be relied upon in determining whether an arm’s length price has been established.

In addition, the Regulations stipulate that for purposes of determining if the international transaction being carried out is a market condition transaction, an investigation of the market conditions shall be conducted on the basis of one of the following methods and according to the following hierarchy:

(1)	A method that compares the price determined in the international transaction and the price determined in a similar transaction (Comparable Uncontrolled Price Method);

(2)	In the event that the price comparison method cannot be implemented – according to one of the following comparison methods, the most appropriate under the circumstances:

(a)	A method that compares the profit margin of the international transaction to that of a similar transaction; (Cost Plus Method, Resale Price Method, or Transactional Net Margin Method);

(b)	A method that compares between the international transaction and a similar transaction, based on the division of income or loss between the parties to a joint activity, taking into consideration the contribution of each party to the transaction, including his exposure to risks and his rights to assets connected to the transaction; (Profit Split Method);

(3)	In the event that it is not possible to apply the price comparison method or one of the other methods set out in subparagraph (2) – a different method, more suitable under the circumstances, that compares the international transaction to a similar transaction. (Unspecified Method).

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Economic Analysis –
Transaction A

In FY 2015, Medivie-IL has entered into a license agreement to license IP from Medivie UK for further development, production and sales of Products. Medivie-IL will pay Medivie-UK a royalty.

The arm’s length standard requires related companies to conduct inter-company transactions as if they were unrelated. Grant Thornton searched for uncontrolled transactions similar to the transaction between Medivie-IL and Medivie-UK. The objective of this search was to identify comparable transactions giving rise to arm’s length prices or levels of profitability that can be attributed to Medivie-IL and Medivie-UK in the transaction under review.

Selection of transfer pricing method

Comparable Uncontrolled Price Method (“CUP”)

The application of the CUP method requires identification of a transaction between controlled and uncontrolled parties that is comparable in nature to the grant of license by Medivie-UK to Medivie-IL. The primary issue of concern in the CUP methodology is having uncontrolled transactions that are sufficiently similar in terms of geographic location, products, contractual terms, and other business conditions to the transaction under analysis. The circumstances surrounding that provision of rights, or the transactions must be so similar that reliable adjustments can be made to account for the effect on price of any differences between the transactions.

External CUP data exists for such IP licensing transactions. Grant Thornton Israel performed a search for comparable transactions between unrelated entities that have entered into similar IP licensing agreements.

The Israeli Transfer Pricing regulations prefer the CUP over all other methods when available. Since the Israeli Regulations show a preference to the CUP method, further analyses of other methods was not required and were rejected in favour of the CUP method. Therefore, the CUP method can be applied to determine the appropriate pricing for the grant of an IP license between Medivie-IL and Medivie-UK.

In order to identify potential similar IP licensing transactions, Grant Thornton performed a search using KtMine3, to determine an appropriate royalty to be charged between Medivie-IL and Medivie-UK for the license agreement.

To identify the comparable IP licensing transactions/agreements, Grant Thornton performed a search including the following search steps;

3 KtMine is an interactive intellectual property database that provides direct access to royalty rates, actual license agreements and detailed agreement summaries.

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The above search steps resulted in 186 potential comparable license agreements.

Grant Thornton reviewed the potential comparable IP licensing agreements and examined contractual comparability (further development, right to manufacture and sell), special relations between potentially comparable licensee and licensor (i.e. related or controlled parties), date of agreement, royalty base, any milestone payments and contractual terms that are comparable to the controlled transaction. Finally, Grant Thornton identified 12 comparable licensing transactions.

Economic Analysis Results

The results of the 12 comparable software licensing transactions identified through Grant Thornton’s research to determine the appropriate arm’s-length royalty range within which Medivie-IL and Medivie-UK should operate as a percentage of net sales is presented below;

No.	Synopsis	Licensor	Licensee	Value	Common Base
1	Grant the right to use and sublicense the Technology (all knowledge, know-how and/or technique or techniques related to the patents: “Compensation for Variability in Specific Binding in Quantitative Assays” and “Sensitive Immunochromatographic Assays”) and any Improvements and to manufacture, distribute, and sell Products.	THE UNIVERSITY	RESPONSE OF BRITISH BIOMEDICAL COLUMBIA	2%	Net Sales

2	Grant the right to use the Mykrolis Licensed Patents to make, have made, use, sell or otherwise dispose of Products in the MIL Field of Use (means BIOPHARM including pharmaceutical/biotechnology and genetic engineering companies as well as manufacturers of cosmetics, medical devices, diagnostic products and clinical analytical products; LAB & LIFE SCIENCE RESEARCH including government, university and private research and testing analytical laboratories for protenomic, genomic, microbiological, environmental and other such areas; and FOOD & BEVERAGE including companies that manufacture or process foods and beverages including dairy products, beer, wine, juice and soft drink manufacturers and bottled water companies).	Mykrolis Corporation	Millipore Corporation	5%	Net Sales

3	Grant the right to develop, manufacture, use, sell, and otherwise practice the licensed patents (United States Patents 5,338,662 and 5,494,822, and Patent No. 4,745,759 and rights to the 510K FDA for Patent No. 4,745,759), licensed products (the LifeSustainer™ 1000, 2000, and 3000 devices, together with their associated components and subcomponents. ), and intellectual property.	Bio-Preserve Corp.	Life Systems Medical Corporation	7%	Net Sales

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4	Grant the right to utilize the Licensed Patent Rights (patents and patent applications, entitled “Hairy Cell Leukemia Biomarkers and Methods of Using Same”) to develop, have developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, Licensed Products in the Territory.	Columbia University	Trovagene, Inc.	0.5%	Net Sales
5	Grant the right to use the Patent Rights (patents entitled: “HELICAL PARTICLE FEED,” “PINCH TUBE SHUT-OFF DEVICE,” “SYSTEM FOR STORING & FEEDING ABRASIVE,” “ABRASIVE JET MACHINING,” “Air Abrasive Dental System,” and “Servo Valve for Air Abrasive System”) in manufacture, use and sale of Industrial Products for ultimate use in the dental field.	Texas Airsonics American	Texas Airsonics, Inc., L.P.	8%	Net Sales
6	1. Grant the right to develop, have developed, make, have made, use, manufacture, market, sell, have sold, offer to sell, commercialize, import, export, sublicense, sub-sublicense and distribute diagnostic testing equipment related Licensed Products and/or provide services.	YISSUM RESEARCH	BIOCANCELL DEVELOPMENT THERAPEUTICS	5%	Net Sales
7	Grant the right to manufacture, have manufactured, use, lease, sell and otherwise practice the Products and all know-how and any invention disclosed or claimed in any of the patents related to the Laryngoscope Dental Warning System and parts, and components.	Scott Dahlbeck,	CNS, Inc. M.D.	5%	Net Sales
				3%	Net Sales
8	Grant the right to make, use, sell and offer for sale the Licensed Technology (the inventions, developments, patent applications on the inventions and developments, and the patents issued based on the patent applications, know-how and technical information included in certain technology and know-how concerning and relating to the irradiation of products, materials and matter by tube X-Rays) in connection with the development, design, manufacture and use of Licensed Products.	Randol E. Kirk	Rad Source Technologies, Inc	5%	Net Sales
9	Grant the right to manufacture, produce, use, market, promote, transport, distribute and sell Retractable Syringes.	RE-TRACKP.	JR. ROWAN SMITH, USA, INC.	10%	Net Sales
10	Grant the right to manufacture, have manufactured, use and sell, together with the right to sublicense, products and methods related to the Retractable Syringe With a Closed Barrel.	Matthew S. Mazur	U.S. Medical Instruments, Inc.	6%	Net Sales
				3%	Net Sales
11	Grant the right to enter into a Royalty Agreement whereas GLOBAL INNOVATIVE SYSTEMS, INC. wishes to grant a Royalty to ENERGY MEDICINE DEVELOPMENTS INC. for the right to manufacture, use, distribute, market and sell the Medical Device known as “Enermed Therapy” and derivative or related products and any new products that may be developed by either ENERGY MEDICINE DEVELOPMENTS INC. or GLOBAL INNOVATIVE SYSTEMS, INC..	ENERGY MEDICINE	GLOBAL DEVELOPMENTS INNOVATIVE	7%	Net Sales
				5%	Net Sales
12	Grant the right to use the patent(s) to manufacture and sell the product(s) in the diagnostic and/or therapeutic fields.	UNIVERSITY RUBICON MEDICAL, LLC	CALIFORNIA OF SOUTHERN	3%	Net Sales

Maximum	10.00%
Upper Quartile	6.00%
Median	5.00%
Lower Quartile	3.50%
Minimum	0.5%

A royalty rate that falls within the arm’s length range established above should be considered to meet the arm’s length principle.

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It should be noted that during the search that was performed two agreements were located that provide a royalty rate in cases where future Products are developed by the licensee and which incorporate the licensed IP. This could be indicative of arm’s length royalty rate for future Migrainaide and ADHD Products that are currently being developed by Medivie-IL but which incorporate technology owed by Medivie-UK. The results of these two agreements are below;

AgreementID		Licensor	Licensee	Value	Common Base
54393	On all newly designed non-Cathlab products designed and manufactured by MRI using ABMI’s patented balloon cardiovascular technology which are sold during the term of this Agreement, MRI shall pay to ABMI a royalty interest on the net receipts received from such sales by MRI as follows: Annual Net Receipts: 0 - $2,000,000; Royalty Percentage: 2.5%	American BioMed Inc.	Manufacturing and Research, Inc.	2.50%	net receipts
54393	On all newly designed non-Cathlab products designed and manufactured by MRI using ABMI’s patented balloon cardiovascular technology which are sold during the term of this Agreement, MRI shall pay to ABMI a royalty interest on the net receipts received from such sales by MRI as follows: Annual Net Receipts: $2,000,000 +; Royalty Percentage: 1.5%			1.50%	net receipts
10072	of any disposable blade products which are manufactured by Licensee and which incorporate the Product into the blade.	Scott Dahlbeck,	M.D.CNS, Inc.	3%	Net Sales

A royalty within the range of 1.5% - 3.0% established above for future developed Products by Medivie-IL incorporating IP of Medivie-UK should be considered to meet the arm’s length process.

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Economic Analysis –
Transaction B

In FY 2015, Medivie-UK is expected to provide administrative sales support services to Medivie-IL. These services are beneficial in nature. If the above services would not have been provided to Medivie-IL by Medivie-UK, Medivie-IL would have been required to hire a third party contractor for provision of such services.

The arm’s length standard requires related companies to conduct inter-company transactions as if they were unrelated. Grant Thornton searched for uncontrolled transactions similar to the transaction between Medivie-UK and Medivie-IL. The objective of this search was to identify comparable transactions giving rise to arm’s length prices or levels of profitability that can be attributed to Medivie-IL and Medivie-UK in the transaction under review.

In order to determine the appropriate return Medivie-UK should earn for the provision of administrative support services to Medivie-IL, Grant Thornton relied on the Comparable Profits Method (“CPM”) also known as the Transactional Net Margin Method (“TNMM”). The application of the CPM involves establishing a range of profit level indicators (“PLI’s”) for selected comparable firms that provide comparable services. In this analysis, Grant Thornton applied the Mark-up on Total Costs (“MTC”) (operating profit/total costs) as the PLI. Medivie-UK was chosen as the tested party for this transaction as it is the entity with the least complex functions and does not own valuable intangibles related to the provision of its services.

Selection of Comparable Independent Companies

The search process performed herein involved identifying companies engaged in similar activities to those performed by the tested party in the course of the inter-company transactions under review.

Grant Thornton’s research methodology to identify comparable companies involved a number of steps that evaluated both qualitative and quantitative factors comprising the following:

•	Identifying potentially comparable companies;
•	Determining adequacy and viability of financial data;
•	Examining development or ownership of intangible assets; and
•	Establishing functional comparability.

The search process performed herein involved identifying companies located in Europe engaged in similar activities to those performed by the tested party in the course of the inter-company transaction under review. To determine what an appropriate level of profit should be for provision of the tested party services, Grant Thornton performed a search using Thomson Reuters One Source database4 for comparable administrative providers (who provide invoicing services, back office services, secretarial services, payroll services, sales/business process support, customer support services and data processing entry services) similar to the nature of services that will be provided by Medivie-UK.

4 Thomas Reuters uses the following databases; Thomson Reuters Fundamentals, published September 2014.

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Grant Thornton searched for companies in the following US SIC and NAICS 2012 codes:

US SIC

NAICS 2012

Grant Thornton searched for Comparables that included the following key words in their business descriptions;

The above steps produced a sample of 240 potentially comparable companies for further review.

Determine Adequacy of Financial Data

The next step in the search process eliminated inactive companies, companies with less than two consecutive years of positive operating profit, or companies that did not have sufficient financial data for purposes of this study. Companies with insufficient business descriptions were also eliminated. The sample companies’ income statements in the databases were examined to ensure that they had three years of financial data from 2011 to 2013. This research step produced a sample of 176 potentially comparable companies for further review.

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Establish Functional and Product Comparability

Grant Thornton reviewed the short business descriptions, websites and annual returns where available for the remaining 176 companies to establish whether the companies performed functions similar to those that Medivie-UK will perform. To identify comparable independent administrative support service providers, a search was conducted to identify companies fitting the following criteria:

•	Perform services comparable to those of Medivie-UK;
•	Do not own, use or develop non-routine intangible assets related to the transaction;
•	Provide services in markets with demand conditions similar to those faced by the tested party;

The functional and risk evaluation increased the probability that the final set of comparable companies faced similar market and business risks and would produce reliable economic results consistent with those generated by independent comparable companies. After a review of their business descriptions, 167 companies were eliminated.

Grant Thornton then examined the remaining nine companies’ profit and loss statements for further qualitative analysis, and this comprehensive examination rejected no companies, leaving a final set of nine comparable service providers.

Economic Analysis Results

Uncontrolled Companies Profitability Analysis

The results of the comparable companies identified through Grant Thornton’s research determine the appropriate arm’s-length profitability range within which Medivie-UK should operate.

Table 1 below presents the MTC ratios for the selected comparable companies during the 2011 to 2013 fiscal period;

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Table 1 – Range of Arm’s Length MTC’s for FY’s 2011-2013

Comparable Taxpayer	2013	2012	2011	Average
Atento SA	4.7%	5.9%	7.6%	6.1%
BARIATTI SRL	16.9%	13.8%	13.8%	14.8%
CENTRO AMMINISTRATIVO FARMACIE SRL	-2.1%	7.9%	5.9%	3.9%
GALLINA E ASSOCIATI SRL	5.4%	7.8%	1.4%	4.7%
H1 Communication AB	4.9%	5.2%	-5.7%	1.2%
INFORGEST FIN SRL	11.0%	9.1%	8.3%	9.4%
OPUSCAPITA AS	2.8%	-0.9%	1.2%	1.0%
SERVIZIMPRESA SRL	3.9%	4.7%	4.3%	4.3%
SHERRYTEL SOLUCIONES SL	2.7%	-0.6%	5.7%	2.2%
	2013	2012	2011	Average
Lower Quartile:	2.8%	4.7%	1.4%	2.2%
Median:	4.7%	5.9%	5.7%	4.3%
Upper Quartile:	5.4%	7.9%	7.6%	6.1%

As shown in Table 1, the three-year (FY11-13) weighted average unadjusted inter-quartile range of MTC’s is between 2.2% and 6.1% with a median of 4.3%. A MTC rate that falls within the arm’s length range established above should be considered to meet the arm’s length principle.

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Economic Analysis –
Transaction C

The following is a description of the pricing methods considered and selected to evaluate the arm’s length nature of the Line of Credit granted by Medivie-IL to Medivie-UK according to the Israeli Regulations. The benchmarking analysis conducted was used to evaluate the arm’s length nature of the transfer pricing policy for the line of credit.

According to section 85A of Israel’s Income Tax Ordinance (New Version) – 1961 (hereinafter – the “Israeli Tax Ordinance”) and the Income Tax Regulations (Determining Market Conditions) – 2006 (hereinafter – the “Regulations”) promulgated there under, an international transaction between related parties shall be reported at arm’s length, according to market terms. For purposes of determining whether an international transaction is carried out at arm’s length, an investigation of the market conditions shall be conducted, in which the international transaction should be compared to similar transactions of the party being examined, on the basis of methods defined under the Regulations. The income tax ordinance was amended in respect of the application of TP legislation on related party lending transactions. Following this amendment, the provisions of article 85A do not apply to certain lending transactions (with capital characteristics) that meet detailed criteria.

Selection of CUP transfer pricing method

The Comparable Uncontrolled Price (CUP) method compares the price charged for a service in a controlled transaction to the price charged for a service in a comparable uncontrolled transaction. In general, intercompany loans and advances must include a market rate of interest. An arm’s length rate of interest is generally considered a rate of interest which was charged, or would have been charged, at the time the indebtedness arose, in independent transactions with or between unrelated parties under similar circumstances. All relevant factors should be considered, including the principal amount and duration of the loan, the security involved, the credit standing of the borrower, and the interest rate prevailing at the time the loan was granted. This is considered to be analogous to the CUP method, and since information regarding similar debt securities is readily available, we thus determined the CUP method to be the most reliable method to analyze the arm’s length range of rates for the intercompany loans.

It should be noted that at the time of the granting of the line a credit, an overdraft facility was granted by NatWest Bank in the UK to Medivie-UK which results in a potential internal CUP.

It should be noted at this stage that an Altman-Z was performed but this did not yield reliable results because the Company is in a start-up status and it is difficult to derive a reliable credit rating equivalent.

Application of the CUP

Grant Thornton applied the internal CUP method to benchmark the interest rates on the intercompany loans. Grant Thornton used the overdraft facility provided by NatWest Bank as the basis for the analysis. The overdraft facility was signed September 2013 and an overdraft facility was granted with a limit of 125,000 GBP (similar to amount of Medivie-IL’s line of credit granted to Medivie-UK) with a floating charge as follows;

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•	Up to the limit of 125,000 GBP – 2.37% plus base rate
•	Over the limit of 125,000 GBP – 7.00% plus the base rate

The bank rate was 0.5% on September 2013.

Use of Bloomberg

The loans under analysis bear interest at a fixed rate whereas the overdraft facility is a floating rate. In addition the line of credit was granted in NIS and the overdraft was in GBP. In order to adjust for comparability, we used the swap manager function on Bloomberg to perform a swap analysis which converted the floating rate to a fixed yield NIS equivalent for three years maturity.

We used the same issue date and length to maturity as for the intercompany line of credit granted.

We performed the swap on both the 2.37% and 7% floating rate above prime rate to determine an arm’s length range. The snapshots from Bloomberg below illustrate the results;

Conversion of 2.37% to calculate leg 1 (fixed rate)

A conversion from GBP 2.37% floating rate to fixed NIS rate resulted in 3.53% fixed rate.

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Conversion of 7.00% to calculate leg 1 (fixed rate)

A conversion from GBP 7.00% floating rate to fixed NIS rate resulted in 8.11% fixed rate.

Results

The results from above indicate an arm’s length rate of interest between 3.53% and 8.11%. We would consider targeting the mean result of 5.82% as an appropriate arm’s length interest payment.

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Conclusion

The information presented in this report relies on data received from Medivie management, and is based on Grant Thornton’s understanding of the inter-company transactions between Medivie-IL and Medivie-UK.

Transaction A

The Comparable Uncontrolled Price (CUP) method was applied as the selected method to evaluate the arm’s-length nature of royalty payments for Medivie-UK’s grant of a license to Medivie-IL for the use of IP to produce, further develop and sell and market Products worldwide.

Grant Thornton performed a search for comparable transactions between unrelated entities that have entered into similar IP licensing agreements to Medivie-UK and Medivie-IL. The arm’s length range of royalties as a percent of net sales is between 3.50% and 6.00% with a median of 5%. Grant Thornton recommends that for FY 2015, Medivie-IL should pay Medivie-UK a royalty rate that falls within this range based on net sales generated by Medivie-IL for the Laboraide Products, thus reflecting a reasonable application of the arm’s length standard.

Regarding future development and production of products, Grant Thornton located two agreements that refer to use of existing technology in newly developed Products and the royalties as a percent of net sales is between 1.5% - 3.00% with a median of 2.25%. Grant Thornton recommends that for FY 2015, Medivie-IL should pay Medivie-UK a royalty rate that falls within this range based on net sales generated by Medivie-IL for future developed Products, thus reflecting a reasonable application of the arm’s length standard.

Transaction B

The Comparable Profits Method (CPM) was applied as the selected method to evaluate the arm’s-length nature of the future provision of administrative services by Medivie-UK to Medivie-IL. Medivie-UK was analyzed as the tested party with regard to the inter-company transaction, since it is the tested party with the least complex functions.

A PLI of MTC was selected as the most reliable method to evaluate the arm’s length nature of the provision of administrative services from Medivie-UK to Medivie-IL.

The three-year (FY11-13) weighted average unadjusted inter-quartile range of MTC’s is between 2.2% and 6.1% with a median of 4.3%. Grant Thornton recommends that for FY 2015 Medivie-UK achieve a MTC that falls within the inter-quartile range, reflecting a reasonable application of the arm’s length standard.

Transaction C

The Comparable Uncontrolled Price Method (CUP) method was applied as the selected method to evaluate the arm’s-length nature of interest payments for Medivie-IL’s grant of a line of Credit to Medivie-UK.

32

Medivie TP Final Report	February 2015

Grant Thornton used an internal CUP that existed between NatWest Bank and Medivie-UK that was in place during the time of the grant of a line of credit.

After making an adjustment using the SWAP function in Bloomberg which converted the floating GBP interest to the fixed NIS equivalent, the result was a range of interest rates between 3.53% and 8.11%. Grant Thornton recommends that Medivie-IL should charge Medivie-UK an interest rate that is close to the mean rate of 5.82% fixed interest per annum, reflecting a reasonable application of the arm’s length standard.

***************************

Grant Thornton recommends testing current operations at least every year to monitor inter-company charges and adjust them, as necessary. In addition, Medivie-UK and Medivie-IL should review the factual materials presented in this report to ensure that it fairly represents the true nature of inter-company functions and transfers, due to the importance of the functional and risk analysis to select an appropriate pricing method and select comparable companies.

While this engagement is intended to assist the Company in planning and documenting its transfer pricing policy that will reduce the future risk of the application of a penalty resulting from a transfer pricing adjustment imposed by tax authorities, the work is not intended to provide assurance that the transfer pricing policies will withstand scrutiny by tax authorities. Furthermore, in the event of a transfer pricing adjustment by any tax authority, Grant Thornton cannot guarantee that penalties will not be assessed.

Sincerely yours,

/s/ Fahn Kanne & Co.

Fahn Kanne & Co.

Certified Public Accountants (Isr.)

33

Amendment to agreement between medivie therapeutics ltd and medivie UK.

This Amendment (the “Amendment”) is made as of May 26th, 2016 (“Effective Date”), by and between Medivie therapeutics Ltd., a company incorporated and operating under the laws of the State of Israel and publicly traded in the Tel-Aviv Stock Exchange Ltd. (“Medivie IL”) and Medivie UK LIMITED, a private company incorporated and operating under the laws of the United Kingdom and a subsidiary wholly owned by Medivie IL (“Medivie UK”).

WHEREAS, Medivie IL and Medivie UK have entered into an agreement dated March 23, 2015, pursuant to which Medivie IL and Medivie UK provided to Medivie UK a credit line bearing interest (the “Agreement”);

WHEREAS, Medivie IL and Medivie UK now desire to amend the term of the Agreement as more particularly set forth below.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree to the following amendment:

1.	Section 5.1 is hereby amended by increasing the Credit Line (as defined in the Agreement) to US$1,000,000 and hereafter be read as follows:

Medivie UK undertakes to pay Medivie IL, a 5.8% fixed interest per annum (the “Interest”) for a credit line of up to US$1,000,000 provided by Medivie IL (the “Credit Line”)

2.	Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

3.	This Amendment embodies the entire agreement between Medivie IL and Medivie UK with respect to the amendment of the Agreement. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control and govern.

4.	Except as specifically modified and amended herein, all of the terms, provisions, requirements, and specifications contained in the Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

Medivie Therapeutics Ltd.	Medivie UK LIMITED

By:	By:

Name:	Name:

Title:	Title:

Patent licence agreement

THIS AGREEMENT is made the 24th day of March 2014

BETWEEN:

(1)	OPRO INTERNATIONAL LIMITED (the ‘Licensor’) (company number 03969219) whose registered office is at 21 Bedford Square, London, WC1B 3HH; and

(2)	OPRO MOTHER AND BABY LIMITED (the ‘Licensee’) (company number 8189870) whose registered office is at 1 The Willows, Mark Road, Hemel Hempstead, Herts HP2 7BN.

BACKGROUND:

(1)	The Licensor is the applicant for the Patent.

(2)	The Licensor is willing to grant to the Licensee, and the Licensee is willing to accept, a licence under the Patents, in accordance with the provisions of this Agreement.

IT IS AGREED as follows:

1.	Definitions

In this Agreement, the following words shall have the following meanings:

‘Affiliate’	In relation to a Party, means any entity or person which controls, is controlled by, or is under common control with that Party. For the purposes of this definition, ‘control’ shall mean direct or indirect beneficial ownership of 50% (or, outside a Party’s home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that entity or person, as the case may be.

‘Commencement Date’	24th March 2014.

‘Field’	All fields except where related directly or indirectly to sporting activities.

‘Licensed Products’	Labour and pain reducing dental support devices that are manufactured, sold or otherwise supplied by the Licensee or its sub-licensee and which are within any Valid Claim of the Patents

‘Parties’	The Licensor and the Licensee, and ‘Party’ shall mean either of them.

‘Patents’	Any and all of the patents and patent applications referred to in Schedule 1, including any continuations, continuations in part, extension, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

‘Territory’	The World

‘Valid Claim’	A claim of a patent or patent application that has not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgement.

2.	Grant of rights

2.1	Licences

The Licensor hereby grants to the Licensee, subject to the provisions of this Agreement, a sole licence in the Field to use the Patents, with the right to sub-license, subject to clause 2.3 below, to develop, manufacture, have manufactured, use and sell Licensed Products but only in the Field in the Territory. Accordingly, the Licensor shall, during the term of this Agreement, be entitled to use the Patents itself in the Territory ~~in the Field~~ but shall not license third parties to develop, manufacture, have manufactured use and sell Licensed Products in the Field and the Territory. If the Licensor during the term of this Agreement generates any improvements to the technology contained in the claims of the Patents it shall license the same to the Licensee according to the terms of this Agreement. If the Licensee generates any such improvements:

•	In the case of non-severable improvements (that is to say, improvements which cannot be used in any way without, but for a licence, infringing the Patents) the Licensee hereby assigns the same (by way of future assignment) to the Licensor with full title guarantee and free of all right title and interest and undertakes to do such things and execute such documents as the Licensor requires to perfect such transfer, provided however that the Licensor shall then license the same to the Licensee according to the terms of this Agreement; and

•	In the case of severable improvements (that is to say, improvements which can be used in any way without, but for a licence, infringing the Patents) the Licensee hereby grants the Licensor a perpetual, irrevocable, fully paid-up unconditional, non-exclusive licence (with the right to assign and sub-license, including the right to grant further sub-licences in multiple, successive tiers) to use the same for any purpose whatsoever.

Both Parties shall promptly disclose improvements generated by them or on their behalf to the other Party to give effect to the above provisions.

2.2	Formal licenses

The Parties shall execute such formal licenses as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail wherever possible. Prior to the execution of the formal licence(s) (if any) referred to in clause 2.2, the Parties shall so far as possible have the same rights and obligations towards one another as if such licence(s) had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

2.3	Sub-licensing

The Licensee shall be entitled to grant sub-licences of its rights under this Agreement to any person, provided that:

2.3.1	the sub-licence shall terminate automatically on the termination of this Agreement for any reason; and

2.3.2	the Licensee shall be responsible for any breach of the sub-licence by the sub-licensee, as if the breach had been that of the Licensee under this Agreement, and the Licensee shall indemnify the Licensor against any loss, damages, costs, claims or expenses which are awarded against or suffered by the Licensor as a result of any such breach by the sub-licensee.

2.4	No other licence

It is acknowledged and agreed that no licence is granted by the Licensor to the Licensee other than the licence(s) expressly granted by the provisions of this clause 2. The foregoing notwithstanding, Licensee may use the services of third parties in order to take instructions exclusively from Licensee to file and prosecute national phase applications related to the Patent on behalf of and in the name of the Licensor. Without prejudice to the generality of the foregoing the Licensor reserves all rights under the Patents outside the Field.

2.5	Quality

The Licensee shall ensure that all of the Licensed Products marketed by it and its sub-licensees are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory, including without limitation in connection with clinical trials, CE marking and other approvals, standards and marketing authorisations under the regulations of the FDA, the EMEA, the MHRA and other equivalent bodies in the Territory.

2.6	Responsibility for development of Licensed Products

The Licensee shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products by it or on its behalf and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Licensed Products sold or supplied by it or on its behalf, and accordingly the Licensee shall indemnify the Licensor in the terms of clause 5.2.

2.7	Confidentiality obligations

Each Party (‘Receiving Party’) undertakes:

2.7.1	to maintain as secret and confidential all know-how and other technical or commercial information of a confidential or sensitive nature obtained directly or indirectly from the other Party (‘Disclosing Party’) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein,

2.7.2	to use the same exclusively for the purposes of this Agreement, and

2.7.3	to disclose the same only to those of its employees, contractors and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

2.8	Exceptions to obligations

The provisions of clause 2.7 shall not apply to confidential and other information which the Receiving Party can demonstrate by reasonable, written evidence:

2.8.1	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

2.8.2	is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

2.8.3	is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or sub-licensees; or

2.8.4	the Receiving Party is required to disclose to the court of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the receiving party shall:

(a)	inform the Disclosing Party as soon as is reasonably practicable and limit any such disclosure to what is absolutely necessary, and

2.9	Disclosure to employees

The Receiving Party shall procure that all of its employees, contractors and sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which clause 2.7 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as clause 2.7.

3.	Payments

3.1	payment

In consideration of being granted the licence hereunder the Licensor shall on or before the Commencement Date pay the Licensor the sum of ONE POUND (£1). The Licensor hereby acknowledges the sufficiency of this consideration.

4.	Intellectual property

4.1	Obtain and maintain the Patents

The Licensee shall at its own cost and expense:

4.1.1	endeavour to obtain valid patents in the name of the Licensor pursuant to each of the patent applications listed in Schedule 1; and

4.1.2	pay all renewal fees in respect of the Patents as and when due in relevant parts of the Territory;

Provided that the Licensee shall keep the Licensor regularly informed by means of quarterly written updates of all its activities in this regard and their consequences. Furthermore, if the Licensee wishes to abandon any such application or not to maintain any such Patent (or to cease funding such application or Patent) it shall give 3 months’ prior written notice to the Licensor and on the expiry of such notice period the Licensee shall cease to be licensed under the patent application or patent identified in the notice. If, within 30 days of any renewal date, the Licensee has not renewed the Patent in question and the Licensor has not received documentary evidence of such renewal by that deadline, the Licensor shall provide with a written notice for such failure to renew the Patents. If such written notice is not answered within 7 business days, Licensor may terminate this Agreement on immediate written notice.

4.2	Infringement of the Patents

4.2.1	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Field, and the Parties shall consult with each other to decide the best way to respond to such infringement.

4.2.2	If within 14 business days from becoming aware of any infringement or potential infringement of any of the Patents the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then the Licensee shall be entitled to take action against the third party at its sole expense and it shall be entitled to all damages or other sums received from such action,. The Licensor shall agree to be joined in any suit to enforce such rights subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expense. If the alleged infringement is both within and outside the Field, the Parties shall also co-operate with the Licensor’s other licensees (if any) in relation to any such action.

4.3	Infringement of third party rights

4.3.1	If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

4.3.2	The Licensee shall have the right but not the obligation to defend such suit and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of the Licensor must be obtained before taking such action or making such settlement.

5.	Warranties and liability

5.1	Warranties

5.1.1	Each of the Licensee and the Licensor acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

5.1.2	Without limiting the scope of clause 5.1.1, the Licensor does not give any warranty, representation or undertaking:

a)	as to the efficacy or usefulness of the Patents or the Licensed Products; or

b)	that any of the Patents is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

c)	that the use of any of the Patents, the manufacture, sale or use of the Licensed Products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

d)	that any other information communicated by the Licensor to the Licensee under or in connection with this Agreement will produce Licensed Products of satisfactory quality or fit for the purpose for which the Licensee intended; or

e)	as imposing any obligation on the Licensor to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Patents; or

f)	as imposing any liability on the Licensor in the event that any third party supplies Licensed Products to customers located in the Territory.

5.2	Indemnity

The Licensee shall indemnify the Licensor against any loss, damages, costs or expenses which are awarded against or incurred by the Licensor as a result of any claim or threatened claim concerning the use by the Licensee or any of its sub-licensees of the Patents or otherwise in connection with the manufacture, use or sale of or any other dealing in any of the Licensed Products by the Licensee or its Affiliates or any of its sub-licensees.

5.3	Liability

Notwithstanding any other provision of this Agreement, neither Party shall be liable to the other Party to this Agreement in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other Party or its Affiliates of an indirect or consequential nature including without limitation any economic loss or other loss of turnover, profits, business or goodwill including without limitation loss of business, loss under current or future contracts, disaster recovery costs or administrative costs, even if that Party has been advised of the likelihood of any of the aforesaid occurring.

6.	Duration and termination

6.1	Commencement and termination by expiry

This Agreement, and the licenses granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this clause 6, shall continue in force on a country by country basis until the date on which all the Patents have expired or been revoked without a right of further appeal and on such date this Agreement and the licenses granted hereunder shall terminate automatically by expiry.

6.2	Early termination

6.2.1	The Licensee may terminate this Agreement at any time on 60 days’ notice in writing to the Licensor. The Licensor may terminate this Agreement under clause 4.1.

6.2.2	Without prejudice to any other right or remedy, upon occurrence of any of the following events, either Party may terminate this Agreement at any time by notice in writing to the other Party (“Other Party”), such notice to take effect as specified in the notice:

a)	if the Other Party is in breach of this Agreement and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the Other Party receiving notice specifying the breach and requiring its remedy; or

b)	if the Other Party becomes insolvent, or if an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), of if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the Other Party’s assets or business, or if the Other Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt.

6.2.3	The Licensor may forthwith terminate this Agreement by giving written notice to the Licensee if the Licensee or its Affiliate or sub-licensee commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity of any of the Patents.

6.3	Consequences of termination

6.3.1	Upon termination of this Agreement for any reason otherwise than in accordance with clauses 6.1 or 6.2:

a)	the Licensee and its sub-licensees shall be entitled to sell, use or otherwise dispose of any unsold or unused stocks of the Licensed Products;

b)	subject to clause 6.3.1(a) above, the Licensee shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Patents, in so far and for as long as any of the Patents remains in force;

c)	subject to clause 6.3.1(a) above, the Licensee shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any of the Patents; and

d)	subject as provided in this clause 6.3.1, and except in respect of any accrued rights, neither Party shall be under any further obligation to the other.

7.	General

7.1	Force majeure

Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

7.2	Amendment

This Agreement may only be amended in writing signed by duly authorised representatives of the Licensor and Licensee.

7.3	Assignment and third party rights

7.3.1	The Licensor shall be absolutely free to assign, mortgage, charge or otherwise transfer, sub-license, delegate or subcontract any of the Patents or any of its rights or obligations under this Agreement, provided however that the party to which this Agreement is assigned to, shall undertake to be bound by and perform the obligations of the Licensor under this Agreement. Not derogating the terms and conditions set forth in section 2.3 above, the Licensee shall not assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement, nor any of its rights under the Patents, without the prior written consent of the Licensee.

7.4	Waiver

No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

7.5	Invalid clause

If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

7.6	No agency

Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

7.7	Interpretation

In this Agreement:

7.7.1	the headings are used for convenience only and shall not affect its interpretation;

7.7.2	references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

7.7.3	references to clauses and Schedules mean clauses of, and schedules to, this Agreement; and

7.7.4	references to the grant of ‘exclusive’ rights shall mean that the Party granting the rights shall neither grant the same rights (in the same Field and Territory) to any other person and/or entity, nor exercise those rights directly or indirectly so long as this Agreement is in effect and to the extent that and for as long as the Licensed Products are within Valid Claims of unexpired Patents.

7.8	Notices

7.8.1	Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this clause 9.8. The fax numbers of the Parties are as follows: Licensor +44 (0) 1442 430691; Licensee +972-9-97724686.

7.8.2	Notices sent as above shall be deemed to have been received three working days after the day of posting, or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

7.9	Law and Jurisdiction

The validity, construction and performance of this Agreement shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit, except that a Party may seek an interim injunction and enforce a judgment awarded it by the English courts in any court of competent jurisdiction.

7.10	Further action

Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

7.11	Announcements

Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

7.12	Entire agreement

This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

8.	Third Parties

This Agreement does not create any right enforceable by any person who is not a party to it (‘Third Party’) under the Contracts (Rights of Third Parties) Act 1999, but this clause does not affect any right or remedy of a Third Party which exists or is available apart from that Act.

Schedule 1

The Patents

GB patent application GB1200157.4, titled “Oral apparatus for optimising user performance”, filing date 6 January 2012.

PCT application number WO2013045892, titled “Oral apparatus for optimising user performance”, filing date 17 September 2012.

AGREED by the Parties through their authorised signatories.

For and on behalf of	For and on behalf of

OPRO INTERNATIONAL LIMITED	OPRO MOTHER AND BABY LIMITED

signed	signed

print name	print name

title	title

date	date